                               15 SEPTEMBER 1994





                                AKZO NOBEL A.B.



                                AKZO NOBEL N.V.



                              CAMBREX CORPORATION




                   ----------------------------------------

                                   AGREEMENT
                          FOR THE SALE AND PURCHASE OF
                          THE ISSUED QUOTA CAPITAL OF
                            PROFARMACO NOBEL S.R.L.

                   ----------------------------------------





                                 FRESHFIELDS

                                    CONTENTS

CLAUSE                                                                                                              PAGE
- - ------                                                                                                              ----
1.       Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        1
2.       Sale and Purchase of the quotas and price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        8
3.       Conditions to Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       10
4.       Pre-Closing undertakings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       11
5.       Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       13
6.       Closing accounts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       15
7.       Post-Closing undertakings and use of the "Nobel" and "Profarmaco" names  . . . . . . . . . . . . . . .       18
8.       Restrictions on Seller . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       20
9.       Seller's Warranties and Indemnities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       22
10.      Limitations on Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       24
11.      Buyer' s and cambrex' rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       28
12.      Buyer's warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       29
13.      Environmental indemnities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       31
14.      Covenant . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       35
15.      Pension schemes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       35
16.      Grossing up  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       36
17.      Entire agreement and Deed of Transfer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       36
18.      Variation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       36
19.      Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       36
20.      Announcements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       36
21.      Costs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       37
22.      Invalidity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       37

23.      Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       37
24.      Parent company guarantees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       37
25.      Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       38
26.      Further assurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       38
27.      Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       39
28.      Governing law and jurisdiction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       40
SCHEDULE 1  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       42
         THE COMPANY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       42
SCHEDULE 2  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       43
         THE WARRANTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       43
         PART A : GENERAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       43
         PART B: PROPERTY WARRANTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       61
         PART C: ENVIRONMENTAL WARRANTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       66
         PART D:  TAX WARRANTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       68
SCHEDULE 3  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       72
         CLOSING ACCOUNTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       72
         Closing Accounts Working Capital . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       74
         Provisional Working Capital Calculation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       75
SCHEDULE 4  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       76
         BALANCE SHEET  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       76
         31 December 1993 Working Capital Calculation . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       76
         (Lira Million) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       76
SCHEDULE 5  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       77
         DEED OF TRANSFER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       77
SCHEDULE 6  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       78
         THE BANK ACCOUNTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       78
SCHEDULE 7  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       79
         CLOSING EXCHANGE RATE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       79
SCHEDULE 8  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       80
         DIRECTORS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       80
SCHEDULE 9  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       81
         KEY EMPLOYEES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       81

                          SALE AND PURCHASE AGREEMENT

THIS AGREEMENT is made on 15 September 1994 between

(1) Akzo Nobel A.B. a corporation organised and existing under the laws of Sweden having its principal office at Stockholm, Sweden (the SELLER);

(2) Akzo Nobel N.V. a corporation organised and existing under the laws of the Netherlands, having its principal office at Arnhem, the Netherlands (AKZO);

(3) Cambrex Corporation, a corporation organised and existing under the laws of the State of Delaware, having its principal office at One Meadowlands Plaza, East Rutherford, New Jersey, USA (CAMBREX).

(A) Whereas the Seller will own at Closing the entire corporate capital of Profarmaco Nobel S.r.l. (the COMPANY), a corporation organised and existing under the laws of Italy having its principal office at Milan (Italy), via Cucchiari 17, fiscal code n. 01580770244, V.A.T. number 09745170150 and having a corporate capital of Lire 41,000,000,000 divided into quotas in accordance with Italian law.

(B) Whereas Akzo owns, indirectly, ninety-nine per cent (99%) of the entire corporate capital of the Seller which at the date hereof, owns indirectly, the entire corporate capital of the Company.

(C) Whereas the Seller desires to sell, pro quota, to the Buyer, and the Buyer desires to purchase, all of the issued quota capital of the Company for the consideration and upon the terms set out in this Agreement.

(D) Whereas Akzo further desires to procure the sale to Cambrex and Cambrex desires to purchase, directly or indirectly, all of the issued corporate capital of Nobel Chemicals International A.B. (NOBEL INTERNATIONAL), a corporation organised and existing under the laws of Sweden as well as all of the issued and outstanding capital of Nobel Chemicals GmbH, Nobel Chemicals Limited and Nobel Chemicals Inc. (the SALES COMPANIES).

NOW THEREFORE, in consideration of the promises, and the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties agree as follows:

INTERPRETATION

1.1 In this Agreement, the following expressions shall have the meanings hereby assigned to them:

ACCOUNTS means in relation to any financial year of the Company:





                                                                      Page No. 1

(a) the audited balance sheet of the Company as at the Accounts Date in respect of that financial year; and

(b) the audited profit and loss account of the Company in respect of that financial year,

together with any notes, reports or statements included in or annexed to them;

ACCOUNTS DATE means December 31 in any financial year;

ACQUIRED GROUP means those companies to be acquired by Cambrex under the Nobel International Agreement;

APPLICABLE LAWS means the following each as in existence at the date of Closing or as thereafter enacted:

(a) all European Community, national, state or local statutes, codes, or other laws or legislation concerning Environmental Matters which are applicable to the businesses of the Company or to any of the Properties and all rules, regulations, ordinances, orders, notices and directives made thereunder;

(b)      judicial and administrative interpretation of each of the foregoing;

BALANCE SHEET means the management accounts which form the basis of the Last Accounts and which are attached hereto as Schedule 4;

BALANCE SHEET DATE means 31 December 1993;

BANK ACCOUNTS means those bank accounts of the Company details of which are set out in Schedule 6;

BORROWINGS means all borrowings or indebtedness (other than Inter-Group Indebtedness) owed by the Company to any third party under or pursuant to any loan or other financial instrument but excluding any liabilities in respect of trading activities in the ordinary and normal course of business;

BUSINESS DAY means a day (excluding Saturdays) on which banks generally are open in London, New York, Stockholm and Milan for the transaction of normal banking business;

BUYER means Cambrex or (if Cambrex exercises its right under clause 2.6) such Subsidiary of Cambrex as Cambrex shall nominate for the purpose of acquiring the Company and which shall enter into the Deed of Adherence at Closing;

BUYER'S SOLICITORS means Freshfields, 65 Fleet Street, London EC4Y 1HS;





                                                                      Page No. 2

CLAIM means any claim for breach of a Warranty (except for paragraph 2.1 of Part D of Schedule 2) and any claim under any indemnity (except for the Indemnities);

CLOSING means closing of the sale and purchase of the Quotas under this Agreement;

CLOSING ACCOUNTS means the balance sheet of the Company as at Closing, to be prepared in accordance with clause 6 and Schedule 3;

CLOSING CASH means those amounts of cash reflected on the Company's balance sheet in the Closing Accounts and representing cash held within the Bank Accounts adjusted for issued but uncleared cheques and uncleared lodgements;

CLOSING DATE means the date upon which Closing shall occur, such date to be within five (5) Business Days following notification by the Buyer to the Seller of the fulfilment (or waiver) of all the conditions precedent listed in clause
3.1 or such other date no later than December 31, 1994 as the parties may otherwise agree in writing;

CLOSING EXCHANGE RATE means in respect of any exchange rate the rate as determined in accordance with Schedule 7;

CONDITIONS means the conditions precedent and subsequent specified, respectively, in clauses 3.1 and 3.2;

COSTS means liabilities, losses, damages, costs, claims and expenses in each case of any nature whatsoever including any tax liability as defined in the Tax Warranties;

DATA ROOM INDEX means the index of documents which were made available to Cambrex in the data room in Milan, Italy;

DEED OF ADHERENCE means a deed between the Seller, Akzo, Cambrex, the Buyer and the Company providing for the Subsidiary nominated under clause 2.6 to be a party hereto as the Buyer, and for the Company to have the benefit of the matters referred to herein in its favour;

DEED OF TRANSFER means a deed of transfer of the Quotas substantially in the form of the draft attached hereto as Schedule 5;

DIRECTORS means those directors of the Company whose names are set out in
Schedule 8 together with, at the option of Cambrex and/or the Buyer, any other director whose name does not appear in either Schedule 1 or Schedule 8;

DISCLOSURE LETTER means the letter in the agreed form from the Seller to the Buyer executed and delivered immediately before the signing of this Agreement;





                                                                      Page No. 3

ENVIRONMENTAL INDEMNITIES means the indemnities set out in clause 13;

ENVIRONMENTAL MATTERS means all matters related to pollution or protection of the environment including noise, emissions, discharges and releases of any substances or energy into air, water (including underground water), sewage systems and land (or any combination of these); the environmental aspects of the manufacture, processing, distribution, use, treatment, storage, disposal, transport and handling of any substances or form of energy; and related matters pertaining to the protection of human health and safety;

ENVIRONMENTAL PERMIT means the permits, consents, licences, certificates and other authorisations and approvals required under the Applicable Laws to be obtained and maintained in connection with the activities carried out on the Properties or in relation to the conduct of the business of the Company;

ENVIRONMENTAL WARRANTIES means the representations and warranties set out in Part C of Schedule 2 (but excluding for the avoidance of doubt, the Environmental Indemnities);

EXISTING CONDITIONS means any and all conditions existing at or relating to the Properties before or at Closing or attributable to:

(a) the ownership, use, handling, control or operation of the Properties before or at Closing; or

(b) the use of any building, equipment, container or other property from which any substance was released into the environment at or from the Properties before or at Closing,

and the term release means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment. The term environment means any of air, water (including underground water), sewage systems and land (or any combination of these);

FINANCIAL YEAR means the period of time from when the company opens to when it closes its yearly financial accounts in accordance with its by-laws and with applicable laws;

INDEMNIFIED PARTY means the Buyer, Cambrex and the Company;

INDEMNITIES means those undertakings, agreements and indemnities set out in clauses 2.1, 4 (other than in respect of those matters set out in clauses 4.1(d) and (e)), 7.1(a), 9.3, 9.9, 9.13, 10.6(a)(i), 10.7(a)(ii) 13.1 and 15.2;

INFORMATION MEMORANDUM means the confidential information relating to the Acquired Group and the Company;





                                                                      Page No. 4

INTELLECTUAL PROPERTY RIGHTS means patents, trade marks, service marks, trade names, design rights, copyright (including rights in computer software), rights in know-how and other intellectual property rights, in each case whether registered or unregistered and including applications for the grant of any such rights and all rights or forms of protection having equivalent or similar effect anywhere in the world;

INTER-GROUP GUARANTEES means all guarantees, indemnities, counter-indemnities and letters of comfort of any nature whatsoever:

(a) given to any third party by the Company in respect of a liability of any member of the Retained Group; and/or

(b) given to any third party by any member of the Retained Group in respect of a liability of the Company;

INTER-GROUP INDEBTEDNESS means the aggregate amount outstanding between the Company and members of the Retained Group (other than Inter-Group Trading Indebtedness);

INTER-GROUP TRADING INDEBTEDNESS means the aggregate amount outstanding between the Company and members of the Retained Group in respect of Inter-Group trading activities in the ordinary and usual course of business;

KEY EMPLOYEE means each of those persons whose names are set out in Schedule 9;

LAST ACCOUNTS means, in relation to the Company, its Accounts in respect of its financial year ended on the Last Accounts Date;

LAST ACCOUNTS DATE means December 31, 1993;

NOBEL INTERNATIONAL AGREEMENT means the Sale and Purchase Agreement in relation to the entire corporate capital of Nobel International as well as of the Sales Companies to be executed on even date herewith between the Seller and Akzo on the one hand and Cambrex on the other hand;

PARENT COMPANY means any company which has Subsidiaries and which is not subject to the control of any other companies as this term is defined in section 2359 of the Italian Civil Code;

PENSION WARRANTIES means the representations and warranties set out, inter alia, in paragraph 11 of Part A of Schedule 2;

PROPERTIES means the freehold and leasehold real properties at Paullo, Italy, including buildings, plant and facilities thereon owned and leased by the Company at Closing as set out in the Data Room Index;





                                                                      Page No. 5

PROPERTY WARRANTIES means the representations and warranties set out in Part B of Schedule 2;

PROVISIONAL CLOSING CASH means those amounts of cash reflected on the Company's balance sheet in the accounts prepared pursuant to clause 2.4(a) and representing cash held within the Bank Accounts adjusted for issued but uncleared cheques and uncleared lodgements;

QUOTAS means all the issued and outstanding corporate capital of the Company;

REMEDIAL ACTION PROGRAMME means any clean-up, containment or other programme of remedial action undertaken by the Indemnified Parties at the Properties which is:

(i) legally required by the competent authorities pursuant to and in accordance with Applicable Laws including, but not limited to, where such remedial action is required as a term or condition of, or is carried out as a necessary precondition to the issue of, any Environmental Permit; or

(ii) necessary in order to avoid, limit, reduce or otherwise mitigate the risk of incurring Costs which might give rise to a claim or claims against the Seller under the Environmental Indemnities;

REMEDIAL ACTION PROGRAMME COSTS means those Costs incurred within the period of ten (10) years after the Closing Date or within such longer period as the parties, acting reasonably, may agree, by the Indemnified Parties in carrying out any Remedial Action Programme including both third party costs and, where agreed in advance by the Seller, Costs internal to the Indemnified Parties;

RETAINED GROUP means Akzo, the Seller, any other subsidiary or affiliate of Akzo (but excluding the Company, Nobel International, Nobel Chemicals A.B. and the Sales Companies);

SCHEDULES means Schedules 1 to 9 to this Agreement and SCHEDULE shall be construed accordingly;

SECURITY INTEREST means any security interest of any nature whatsoever including, without limitation, any mortgage, charge, pledge, lien, assignment by way of security or other encumbrance;

SUBSIDIARY has the meaning set out in section 2359 of the Italian Civil Code;

TAX includes (without limitation) corporate income tax (IRPEG), local income tax (ILOR) or property capital gains tax (INVIM), measured by reference to actual or deemed taxable profits (including both income and chargeable gains) made or deemed to be made on or before Closing, and any other direct or indirect taxes, duties or other fiscal impositions of any kind whatsoever chargeable by any tax authority (including Bollo, Registro, Fabbricazione, Stamp





                                                                      Page No. 6

Duties, Consumo, Pubblicita, Affissioni, ICI, ICIAP), however denominated and whether still in force or abolished or amended, including any interest on any such amounts, whether arising under any law of the Republic of Italy or any Regional, Provincial, Municipal or any other local authority, or any law of any other jurisdiction, and whether incurred as principal or tax substitute, and any payment whatsoever which the Company may be or become bound to make to any person as a result of the discharge by that person of any tax which the Company has failed to discharge, together with all penalties and charges relating to any of the foregoing or to any late or incorrect return in respect of any of them, and regardless of whether any such taxes, levies, duties, imposts, charges, withholdings, penalties and are chargeable directly or primarily against or attributable directly or primarily to the Company or any other person and of whether any amount in respect of any of them is recoverable from any other person;

TAX AUTHORITY means any taxing or other authority in any relevant jurisdiction competent to impose any tax liability;

TAX WARRANTIES means the representations and warranties set out in Part D of
Schedule 2;

UNCITRAL ARBITRATION RULES means the arbitration rules of the United Nations Commission on International Trade Law adopted by the General Assembly on 15 December 1976 pursuant to Resolution 31/98;

WARBURGS means S.G. Warburg & Co. Ltd. of 2 Finsbury Avenue, London EC2M 2PA;

WARRANTIES means the representations and warranties on the part of the Seller and Akzo set out in Schedule 2;

WORKING CAPITAL IN THE BALANCE SHEET means the amount shown in the Balance Sheet being Italian Lire twenty-three billion six hundred and sixty-seven million (ITL 23,667,000,000);

WORKING CAPITAL IN THE CLOSING ACCOUNTS means the aggregate of the values of all the items shown in the Closing Accounts determined in accordance with clause 6 and Schedule 3.

1.2      In this Agreement, unless the context otherwise requires:

(a) references to PERSONS shall include individuals, bodies corporate (wherever incorporated), unincorporated associations and partnerships;

(b) the HEADINGS are inserted for convenience only and shall not affect the construction of this Agreement;





                                                                      Page No. 7

(c) any reference to an ENACTMENT is a reference to it as from time to time amended, consolidated or re-enacted (with or without modification) and includes all instruments or orders made under such enactment;

(d) any statement qualified by the expression TO THE BEST KNOWLEDGE OF THE SELLER or SO FAR AS THE SELLER IS AWARE shall be deemed to include an additional statement that it has been made after due and careful enquiry and shall be deemed to include the knowledge of Akzo, Nobel Industries Holding B.V., and Trimetal Finance S.A.;

(e) any reference to a document IN AN AGREED FORM is to the form of the relevant document agreed between the parties hereto and for the purpose of identification initialled by each of them or on their behalf (in each case with such amendments as may be agreed by or on behalf of the Seller and the Buyer);

(f) references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any other legal concept shall, in respect of any jurisdiction other than England, be deemed to include the legal concept which most nearly approximates in that jurisdiction to the English legal term.

SALE AND PURCHASE OF THE QUOTAS AND PRICE

2.1 The Seller as legal and beneficial owner agrees to sell, and the Buyer agrees to purchase, all the Quotas with effect from the close of business on the Closing Date. The Quotas shall be sold free from all security interests, options, equities, pledges, rights of usufruct, claims or other third party rights (including rights of pre-emption) of any nature whatsoever, together with all rights attaching to them.

2.2 The total price payable by the Buyer to the Seller for the Quotas shall be the aggregate of:

(a) the amount calculated in accordance with clause 2.3 (which amount shall be paid by the Buyer at Closing in accordance with clause 5.3) plus or minus (as the case may be):

(b) the amount (if any) calculated in accordance with clause 6 to take account of any change in Working Capital between the Balance Sheet Date, Borrowings as at the Closing Date and Closing Cash (a provisional amount of which shall be paid by the Buyer to the Seller at Closing in accordance with clauses 2.4 and 5.3).





                                                                      Page No. 8

2.3 The portion of the purchase price to be paid by the Buyer at Closing pursuant to clause 2.2 (a) shall be calculated on the basis of the following formula:

                       A = ((83.785 X R + 150.8)/(2X R))

         where:

         A means the total dollar amount payable by the Buyer to the Seller, provided that A shall not exceed the sum of eighty four million, nine hundred and fifty five thousand dollars (US $ 84,955,000);

         R       means the US Dollar : Dutch Guilders Closing Exchange Rate.

2.4 The amount of the purchase price to be paid by the Buyer at Closing pursuant to clause 2.2(b) shall be determined as follows:

(a) the Seller shall procure that the Company shall prepare as at the last day of the month preceding the month in which the Closing Date occurs, a set of the accounts of the Company in accordance with the provisions of paragraph of Schedule 3, which shall contain the amount of working capital as at that date (PROVISIONAL WORKING CAPITAL), the amount of Borrowings at that date (PROVISIONAL CLOSING BORROWINGS) and the amount of Provisional Closing Cash and the Seller shall deliver the same to the Buyer not less than five (5) Business Days prior to the Closing Date.

(b) A Provisional Closing Adjustment (PCA) will be calculated in accordance with the following formula:

                        PCA = (PW - W  - PB + PC) X R
                                     1

         Where:

         PCA     is the amount of the Provisional Closing Adjustment in US
                 Dollars;

         W1 means the amount of the Working Capital in the Balance Sheet Expressed in Italian Lire being Italian Lire twenty-three billion six hundred and sixty-seven million (ITL
                 23,667,000,000);
         PW means the amount of Provisional Working Capital expressed in Italian Lire;

         PB means the amount of Provisional Closing Borrowings expressed in Italian Lire

         PC means the amount of Provisional Closing Cash expressed in Italian Lire;





                                                                      Page No. 9

         R       means the Italian Lire: US Dollar Closing Exchange Rate.

(c) If the Provisional Closing Adjustment is negative (i.e. less than zero), it will be deducted from the amount payable to Seller under clause 2.2(a).

(d) If the Provisional Closing Adjustment is positive (i.e. greater than zero), it will be added to the amount payable to Seller under clause 2.2(a).

2.5 If any payment is made by the Seller or by Akzo to the Buyer under or in respect of any breach of this Agreement (including, without limitation, any payment pursuant to any Claim) the payment shall so far as possible be treated as a reduction in the price paid for the Quotas.

2.6 Cambrex may, prior to Closing, nominate a Subsidiary of Cambrex to be the purchaser of the Quotas hereunder in which case the parties shall enter into a Deed of Adherence with such Subsidiary providing for it to be the Buyer hereunder.

CONDITIONS TO CLOSING

CONDITIONS PRECEDENT

3.1 Closing of the sale and purchase of the Quotas shall be conditional upon the following conditions having been fulfilled on or before the Closing
Date:

(a) the repayment of all outstanding Inter-Group Indebtedness, the release of all Inter-Group Guarantees and the release of any mortgages or charges;

(b) all necessary filings having been made and all appropriate waiting periods under the United States Hart-Scott-Rodino Anti-trust Improvements Act of 1976 and the regulations made thereunder having expired, lapsed or been terminated in respect of the transactions contemplated by this Agreement; and

(c) the Seller having purchased all the Quotas, on an arm's length basis, from Nobel Industries Holding B.V., and Trimetal Finance S.A.

CONDITION SUBSEQUENT

3.2 Closing of this Agreement shall be conditional upon closing of the Nobel International Agreement, to occur on the Closing Date of this Agreement.

FEATURES OF THE CONDITIONS

3.3. The Seller and the Buyer jointly undertake to use all reasonable endeavours to ensure that the conditions precedent listed in clause 3.1 above are fulfilled as soon as reasonably practicable and in any event on or before the





                                                                     Page No. 10

Closing Date. The Buyer shall notify the Seller in writing within five (5) Business Days after all the above conditions precedent have been fulfilled.

3.4 Each of Akzo and Cambrex undertakes to use all its reasonable endeavours to ensure that the condition subsequent mentioned in clause 3.2 above is fulfilled by the close of business on the Closing Date.

3.5 The Buyer shall be entitled in its absolute discretion, by written notice to the Seller, to waive any or all of the conditions precedent either in whole or in part with the exception of the condition precedent set out at clause 3.1(a).

3.6 If any of the conditions precedent listed in clause 3.1 has not been fulfilled (or waived) on or before December 31, 1994 (or such later date as the parties may agree in writing), this Agreement (other than clauses 20, 21, 27 and 28) shall automatically terminate and neither party shall have any claim of any nature whatsoever against the other party under this Agreement (save in respect of its accrued rights arising from any prior breach of this Agreement).

3.7 If the condition subsequent mentioned in clause 3.2 above has not been fulfilled by the close of business on the Closing Date, this Agreement (other than clauses 20, 21, 27 and 28) shall automatically terminate and the parties hereto shall procure that the Quotas be immediately re-transferred to the Seller and that the Seller shall immediately repay the entire purchase price paid on the Closing Date for the Quotas to the Buyer in the amount of US Dollars paid by the Buyer to the Seller at Closing.

PRE-CLOSING UNDERTAKINGS

4.1 Pending Closing, the Seller shall ensure that, except as specifically provided or allowed otherwise hereunder:

(a) the Company shall carry on its business in the ordinary and usual course and shall not make (or agree to make) any payment other than routine payments in the ordinary and usual course of trading;

(b) the Company shall take all reasonable steps to preserve and protect its assets;

(c) the Buyer's representatives shall be allowed, upon reasonable notice and during normal business hours, access to the books and records of the Company (including, without limitation, all statutory books, minute books, leases, contracts, supplier lists and customer lists) (collectively the INFORMATION) together with the right to take copies, it being understood that the Buyer shall promptly return the Information and any copies thereof to the Seller in case of rescission of this Agreement and that in such case the Buyer and Cambrex shall keep the Information confidential and not use it;





                                                                     Page No. 11

(d) neither the Company nor any member of the Retained Group shall do, allow or procure any act or omission which would constitute or give rise to a breach of any Warranty if the Warranties were to be repeated on or at any time before Closing by reference to the facts and circumstances then existing;

(e) prompt disclosure is made to the Buyer of all relevant information which comes to the notice of either of the Seller or Akzo in relation to any fact or matter (whether existing on or before the date of this Agreement or arising afterwards) which may constitute a breach of any Warranty if the Warranties were to be repeated on or at any time before Closing by reference to the facts and circumstances then existing;

(f) no dividend or other distribution shall be declared, paid or made by the Company;

(g) no quota or loan capital of the Company shall be allotted or issued or agreed to be allotted or issued;

(h) all material transactions between the Company and members of the Retained Group shall be on arm's length terms;

(i) no change shall be made in terms of employment, including pension commitments, by the Company (other than those required by law, existing programmes of the Company or by mandatory provisions of applicable collective bargaining agreements);

(j) the amount of any Inter-Group Indebtedness shall not be increased and no new Inter-Group Indebtedness shall be incurred by the Company, and in any event all Inter-Group Indebtedness shall be repaid prior to Closing;

(k) the liability of the Company under any Inter-Group Guarantees existing at the date of this Agreement shall not be increased or extended and no new Inter-Group Guarantees shall be entered into by the Company, and in any event all Inter-Group Guarantees shall be released prior to Closing; and

(l) the Seller shall provide to the Buyer or Cambrex as soon as possible after the date of this Agreement a list of the insurance policies of which the Company shall not have the benefit with effect from the Closing Date.

4.2 Pending Closing, the Seller shall ensure that the Company consults fully with the Buyer in relation to any matters which may have a material effect upon the Company and that, without the prior written consent of the Buyer, the Company shall not:





                                                                     Page No. 12

(a) enter into any contract or commitment (or make a bid or offer which may lead to a contract or commitment) having a value or involving expenditure in excess of Italian Lire one billion (Lire 1,000,000,000) and which is of a long term or unusual nature or which could involve an obligation of a material nature or which may result in any material change in the nature or scope of the operations of the Company;

(b) agree to any variation of any existing contract to which the Company is a party and which may have a material effect upon the nature or scope of the operations of the Company.

4.3 The Seller and Akzo jointly and severally undertake to indemnify and hold harmless the Buyer and Cambrex in respect of any breach of the pre-Closing undertakings contained in this clause 4.

CLOSING

5.1 The sale and purchase of the Quotas shall be completed at the offices of the Buyer's Solicitors on the Closing Date. The events referred to in the following provisions of this clause 5 shall take place on Closing.

5.2.1    The Seller and the Buyer:

(a)      shall execute before a notary public the Deed of Transfer;

(b) shall co-operate (if the Deed of Transfer is executed outside of Italy) in order to ensure that the Deed of Transfer be (i) promptly legalised in accordance with the provisions of the Hague Convention of 1961 and (ii) translated into Italian and sworn by an authorised translator before an Italian Court Clerk; and

(c) shall further co-operate with the notary public to ensure that all the formalities required by Law n. 310 of 1993 (including the deposit of the Deed of Transfer with the competent Court) shall be fully complied with.

5.2.2 As soon as legally possible, the Buyer shall ensure that a director of the Company acknowledges the transfer of Quotas on the Company's Quota-holders' Ledger.

5.2.3 The Seller shall deliver (or cause to be delivered) to the Buyer or as the Buyer shall direct:

(a) a copy of a resolution of the Board of Directors (certified by a duly appointed officer, or by a notary public as applicable, as true and correct) of:





                                                                     Page No. 13

                 (i) the Seller, authorising the execution of and the performance by the Seller of its obligations under this Agreement and each of the other documents to be executed by the Seller;

                 (ii) Akzo, authorising the execution of and the performance by Akzo of its obligations under this Agreement and each of the other documents to be executed by Akzo;

(b) the Certificates of Incorporation, Quota Ledger and all minute books and other statutory books (which shall be written-up to but not including Closing) of the Company for the three (3) years before the date hereof (except where the Seller shall have previously undertaken to bring such documents under the control of the Buyer with effect from Closing);

(c) all such other documents (including any necessary waivers of pre-emption rights or other consents) as may be required to enable the Buyer and/or its nominee to be registered as the holder(s) of the Quotas;

(d) written confirmations from the Seller as to the bank balance of the Company as at the close of business on the last Business Day prior to Closing together with directions, in an agreed form, varying and/or replacing the mandate given to its banks by the Company;

(e) letters of resignation in an agreed form duly executed by the existing auditors (and, if possible, statutory auditors) of the Company, with a statement that there are no circumstances connected with such resignation which they consider should be brought to the attention of the members of the Company;

(f) letters of resignation in an agreed form and effective as of the Closing Date duly executed by each of the Directors;

(g) a duly executed amendment to the lease agreements between the Company and Nobel House S.r.l. concerning the premises located in Milan, via Cucchiari 17, such amendment to extend the terms of the existing lease agreements to a period ending three (3) years after the Closing Date;

(h) to the extent possible a written statement by an Italian Notary Public, following the necessary investigations at the Land Registry Office, acknowledging the Company's title in respect of the Properties as well as describing the mortgages and charges concerning each such Property; and

(i) an acknowledgement in the agreed form from the Seller to the effect that there is no Inter-Group Indebtedness owing at Closing and that all Inter-Group Guarantees and all mortgages and charges have been released.

5.3      The Buyer shall:





                                                                     Page No. 14

(a) in satisfaction of its obligations under clause 2.2, cause the sum calculated in accordance with clause 2.3 plus or minus (as the case may be) the sum (if any) calculated in accordance with clause 2.4 to be paid in US Dollars at or before 3.00 pm (London time) on the Closing Date in same day value by electronic money transfer to the Seller's bank, Skandinaviska Enskilda Banken, Stockholm, Account No:
         5201-82 491 69;

(b) deliver to the Seller a copy of a resolution (certified by a duly appointed officer, or by a notary public, as applicable, as true and correct) passed in a meeting of the board of directors of the Buyer authorising the execution and performance by the Buyer of its obligations under this Agreement and each of the other documents to be executed by the Buyer; and

(c) deliver to the Seller a copy of a resolution (certified by a duly appointed officer as true and correct) passed in a meeting of the board of directors of Cambrex authorising the execution and performance by Cambrex of its obligations under this Agreement and each of the other documents to be executed by Cambrex.

Any payment made in accordance with clause 5.3(a) shall constitute a good discharge for the Buyer of its obligations at Closing under clause 2.2.

5.4 If either the Seller or the Buyer fails or is unable to perform any material obligation required to be performed by it under this clause 5 on the Closing Date, (the DEFAULTING PARTY) the other party (the NOTIFYING PARTY) shall not be obliged to complete the sale and purchase of the Quotas and may, in its absolute discretion, by written notice to the Defaulting Party:

(a) rescind this Agreement without liability on the part of the Notifying Party; or

(b) elect to complete this Agreement on the Closing Date, to the extent that the Defaulting Party is ready, able and willing to do so, and specify a later date on which the Defaulting Party shall be obliged to complete the outstanding obligations of the Defaulting Party; or

(c) elect to defer the completion of this Agreement by not more than twenty (20) Business Days to such other date as it may specify in such notice, in which event the provisions of this clause 5.4 shall apply, mutatis mutandis, if the Defaulting Party fails or is unable to perform any such obligations on such other date.

CLOSING ACCOUNTS

6.1 The Buyer shall use all reasonable endeavours to procure that, promptly after Closing, Closing Accounts are prepared by the Company in consultation





                                                                     Page No. 15
with the Seller in accordance with the provisions of this clause 6. Such Closing Accounts shall be prepared on the basis of the accounting policies and procedures used in preparing the Balance Sheet and shall show each of the line items set out in paragraph 2 of Schedule 3, and shall be delivered to the Buyer and the Seller as soon as reasonably possible, but in any event within sixty
(60) days of Closing.

6.2      Each of the Buyer and the Seller shall notify the other within fifteen
(15) days of receipt of such draft Closing Accounts whether or not they accept them for the purposes of this Agreement.

6.3 If the Seller or the Buyer notifies the other that it does not accept such draft Closing Accounts:

(a) it shall set out in detail its reasons for such non-acceptance and specify the adjustments (and provide appropriate supporting evidence for each such adjustment) which, in its opinion, should be made to the draft Closing Accounts in order to comply with the requirements of this Agreement; and

(b) the Buyer and the Seller shall use all reasonable endeavours (in conjunction with the Company's Accountants) to meet and discuss the objections of the Buyer or the Seller (as appropriate) and to reach agreement upon the adjustments (if any) required to be made to the draft Closing Accounts.

6.4 If both the Buyer and the Seller are satisfied with the draft Closing Accounts (either as originally submitted or after adjustments agreed between the Seller and the Buyer) or if either the Buyer or the Seller fails to notify the other of its non-acceptance of the draft Closing Accounts within the fifteen (15) day period referred to in clause 6.2, then the draft Closing Accounts (incorporating any agreed adjustments) shall constitute the Closing Accounts for the purposes of this Agreement.

6.5 If the Seller and the Buyer do not reach agreement within thirty (30) days of the Buyer's or the Seller's notice of non-acceptance under clause 6.3, (as appropriate) then the matters in dispute shall be referred, on the application of either party, for determination by (i) a firm of independent accountants agreed by the Buyer and the Seller or, (ii) failing agreement within thirty (30) days of receipt by either of the Seller or the Buyer of the other's request to appoint such independent firm, by an independent firm of accountants appointed on the application of either party by the President, for the time being, of the Italian National Council of Chartered Accountants (DOTTORI COMMERCIALISTI) PROVIDED THAT the Seller and the Buyer shall be deemed to have reached agreement on the draft Closing Accounts as prepared by the Company if the total value of the matters in dispute is less than or equal to Italian Lire twenty million (Lire 20,000,000). The following terms of reference shall apply:





                                                                     Page No. 16

(a) the Buyer and the Seller shall each promptly prepare a written statement on the matters in dispute which (together with the relevant documents) shall be submitted to such independent firm for determination;

(b) in giving such determination, the firm shall state what adjustments (if any) are necessary to the draft Closing Accounts in respect of the matters in dispute in order to comply with the requirements of this Agreement;

(c) any such firm shall act as a binding advisor (and not as an arbitrator) in making any such determination which shall be final and binding on the parties;

(d) the expenses of any such determination by an independent firm of accountants shall be borne between the Seller and the Buyer in such proportions as the firm shall in its discretion determine.

6.6 The Seller and the Buyer shall each be entitled to engage its own accountants (at its own cost) at any stage to assist in the review and determination of the Closing Accounts.

6.7 If the Seller and the Buyer reach (or pursuant to clause 6.4 are deemed to reach) agreement on the Closing Accounts or the Closing Accounts are finally determined at any stage in the procedures set out in this clause 6:

(a) the Closing Accounts as so agreed or determined shall be the Closing Accounts for the purposes of this Agreement and shall be final and binding on the Buyer and the Seller; and

(b) the amount of the Working Capital in the Closing Accounts shall be the amount thereof shown in the Closing Accounts.

6.8 A Closing Adjustment (CA) will be calculated in accordance with the following formula:

                      CA = (W  - W  -(C - B)) X R + PCA
                             1    2

Where:

CA is the amount of the Closing Adjustment;

W1 means the amount of the Working Capital in the Balance Sheet expressed in Italian Lire being Italian Lire twenty-three billion six hundred and sixty-seven million (ITL 23,667,000,000);

W2 means the amount of the Working Capital in the Closing Accounts expressed in Italian Lire;





                                                                     Page No. 17

PCA means the amount ( if any) expressed in US Dollars determined pursuant to clause 2.4, to be a positive amount if clause 2.4 (c) applied at Closing or to be a negative amount if clause 2.4 (d) applied at Closing;

C        means the Closing Cash;

B        means Borrowings in the Closing Accounts;

R        means the Italian Lire : US Dollars Closing Exchange Rate.

6.9 If the Closing Adjustment is negative (i.e. less than zero), the Buyer shall, within seven (7) Business Days of the agreement or determination of the Working Capital in the Closing Accounts, pay to the Seller the amount of the Closing Adjustment in US Dollars.

6.10 If the amount of the Closing Adjustment is positive (i.e. greater than zero), the Seller shall, within seven (7) Business Days of the agreement or determination of the Working Capital in the Closing Accounts, pay to the Buyer the amount of the Closing Adjustment in US Dollars.

6.11 The Buyer shall use all reasonable endeavours to ensure that the Company shall provide Akzo, the Seller and their accountants and advisers with such access to the accounts, working papers and other financial information of the Company as is reasonably necessary for the purposes of this clause 6.

POST-CLOSING UNDERTAKINGS AND USE OF THE "NOBEL" AND "PROFARMACO" NAMES

7.1 The Seller and Akzo undertake to the Buyer and Cambrex, at all times following Closing:

(a) to indemnify the Buyer and Cambrex (or, if so directed by the Buyer or Cambrex, the Company) against all amounts paid by the Indemnified Parties to any third party pursuant to any Inter-Group Guarantee in respect of any liability of any member of the Retained Group (and all Costs incurred in connection with such liability) whether such liability arose before or after Closing;

(b) to pay to the Buyer or Cambrex (or, if so directed by the Buyer or Cambrex, the Company) on demand from time to time an amount equal to any Costs arising, whether before or after Closing, from the resignation from office of any Director, which the Seller is obliged to procure in order to comply with clause 5.2;

(c) to execute and deliver from time to time, without any further consideration, to the Buyer or Cambrex all instruments, deeds and





                                                                     Page No. 18
         documents as may be necessary to achieve the purposes of this Agreement;

(d) to procure that, for a period of two (2) years from Closing, the Retained Group shall provide to the Company such facilities and services as the Company may from time to time reasonably require to enable it to continue to carry on its business in all material respects in the same manner in which it was carried on and on the same terms on which such facilities or services were provided during the twelve (12) months immediately preceding Closing.

7.2 The Seller, Akzo, the Buyer and Cambrex agree that the Buyer and/or the Company shall be entitled to continue to use the "Nobel" name and the "Nobel" mark in substantially the same manner as used by the Company at Closing, including as part of its corporate name and for or as part of any marketing of the Company's activities, for a period starting on the Closing Date and ending on December 31, 1995, on a royalty-free basis. Thereafter, the Buyer and Cambrex shall procure that the Company shall cease in any manner whatsoever to use or display the name "Nobel" and the "Nobel" mark, PROVIDED THAT the Company shall be entitled to use supplies of any materials which, on December 31, 1995, bear the "Nobel" name or the "Nobel" mark until such supplies are exhausted, it being understood that the Company shall use its best endeavours to minimise such use and that such right will terminate by December 31, 1996.

7.3 For the avoidance of doubt, the parties acknowledge to each other that the Buyer shall acquire (and/or the Company shall retain) at Closing any and all rights to the name and trademark "Profarmaco". Therefore, the Buyer and/or the Company shall be fully entitled to use such name and/or trademark in any manner whatsoever and to have the sole right to register in Italy or anywhere else such trademark in their name. Conversely, after Closing, the Retained Group shall cease to use or display the name and/or trademark "Profarmaco" in any manner whatsoever.

7.4 Cambrex and the buyer will use their reasonable endeavours to procure that for a period of two (2) years after the Closing date the senior management of the Company shall provide such assistance to the Retained Group as may reasonably be requested in connection with obligations owed by any member of the Retained Group PROVIDED THAT:

(a) such assistance is not capable of being provided by any person in the Retained Group; and

(b)      such assistance does not exceed twenty (20) man days in any year.

7.5 The Buyer undertakes to have the next Annual General Meeting of shareholders of each of the members of the Acquired Group decide to discharge





                                                                     Page No. 19
from liability for the administration of the Company during 1994 those Directors having resigned pursuant to Clause 5.2, subject to the auditors having recommended such discharge.

RESTRICTIONS ON SELLER

8.1(a)   The Seller and Akzo shall not and shall procure that each other member of the Retained Group shall not (whether alone or jointly with another and whether directly or indirectly) carry on or be engaged or (except as the owner for investment of securities dealt in on a stock exchange and not exceeding (3) per cent. in nominal value of the securities of that class) interested in any Competing Business during a period of two (2) years after Closing. For this purpose, COMPETING BUSINESS means a business which involves the manufacture of products for resale to any party in Europe, North, Central or South America or the Asia Pacific region (the TERRITORIES) which are similar in composition and use to:

(i) products manufactured, marketed or distributed by the Company at Closing; or

(ii) products in the process of research and development by the Company at Closing.

8.1(b)   The Seller and Akzo shall not, and shall procure that each other member of the Retained Group shall not, during the period of two (2) years after Closing,

         (i) grant to any person outside the Retained Group the right to use the "Nobel" name and/or the "Nobel" mark for the purposes of a Competing Business; or

         (ii) change or amend the name of any member of the Retained Group to a name materially or confusingly similar to the name of the Company.

8.1(c)   Nothing contained in clause 8.1(a) shall prevent:

         (i) the acquisition by the Seller of shares in a company or other undertaking engaged in activities which are or could be a Competing Business if such activities contribute less than ten per cent. (10%) of the annual sales of such company or undertaking; or

         (ii) the continued carrying on of the business of the Seller's Business Unit Diosynth in relation to products manufactured by it at the Closing Date but not in relation to products which are at the Closing Date under development by it if they would be similar in





                                                                     Page No. 20
                 composition and use to those referred to in clause 8.1(a)(i) and/or (ii).

8.2 The Seller and Akzo shall not (and shall procure that each other member of the Retained Group shall not) within a period of three (3) years after Closing, directly or indirectly, solicit or endeavour to entice away from the Company, offer employment to or employ, or offer or conclude any contract for services with, any person who was employed by or performed services for the Company in skilled or managerial work at any time during the twelve (12) months prior to Closing PROVIDED THAT the Seller, Akzo and each other member of the Retained Group shall be entitled to offer employment, employ or offer or conclude a contract for services with any such person who is not a Key
Employee:

(a)      following a direct unsolicited approach from such person;

(b) following a response to a recruitment advertisement published generally, except following any advertisement published for the specific purpose of procuring the services of such person; or

(c) who is employed by another company acquired by any member of the Retained Group except where such acquisition is for the specific purpose of procuring the services of such person.

8.3 Except so far as may be required by law and in those circumstances only after prior consultation with the Buyer, the Seller and Akzo shall not (and shall procure that each other member of the Retained Group shall not) at any time disclose to any person or use to the detriment of the Company any trade secret or other confidential information of a technical character which they hold in relation to the Company or its affairs and shall use all reasonable endeavours to return to the Company all copies of such information held by any member of the Retained Group at Closing except that the Seller may keep one (1) set of all data provided to the Buyer prior to Closing for archival purposes to be kept strictly confidential by Akzo's Law Department.

8.4 Each of the Seller and Akzo acknowledges and agrees that each of clauses 8.1, 8.2 and 8.3 constitutes an entirely separate and independent restriction and that the duration, extent and application of each restriction are no greater than is reasonable and necessary for the protection of the interests of the Buyer but that, if any such restriction shall be adjudged by any court or authority of competent jurisdiction to be void or unenforceable but would be valid if part of the wording thereof were to be deleted and/or the period thereof were to be reduced and/or the area dealt with thereby were to be reduced, the said restriction shall apply within the jurisdiction of that court or competent authority with such modifications as are necessary to make it valid and effective.





                                                                     Page No. 21

SELLER'S WARRANTIES AND INDEMNITIES

9.1 The Seller represents and warrants to the Buyer and to Cambrex in the terms of the Warranties and acknowledges that the Buyer and Cambrex have entered into this Agreement in reliance upon the Warranties. The Warranties, with the exception of paragraph 2.1 of the Tax Warranties, are subject to the matters fairly and reasonably disclosed in the Disclosure Letter and the matters set out in this Agreement PROVIDED THAT, for the avoidance of doubt, none of the indemnities in this Agreement shall be affected by, or subject to, in any way whatsoever any matters so disclosed.

9.2 The Seller undertakes that, if there is a breach of any Warranty of the Seller, or of any other covenant or agreement of the Seller hereunder, the Seller shall indemnify and hold harmless the Buyer and Cambrex (or, if so directed by the Buyer or Cambrex, the Company) from and against all Costs suffered or incurred by the Indemnified Parties in respect of such breach of Warranty, all as provided for in this Agreement as to scope and limitation in monetary value and time.

9.3 The Seller will indemnify and keep indemnified Cambrex (or, if so directed by Cambrex, the Company) against any Costs arising before or after the Closing Date out of any actual or threatened dispute, proceedings or arbitration:

(a) in respect of any allegation that the Company, or any of its Directors or employees, was party or privy to or assisted in any fraud or conspiracy to defraud or other criminal misfeasance involving dishonesty prior to Closing;

(b) in respect of any allegation that the Company or any of its Directors or employees gave or agreed to give or offered any gift, loan, fee, reward, advantage or other valuable consideration of any kind to government officials, customer representatives, or any other person for the purpose of furthering and/or improving the sale of products produced by the Company prior to Closing.

9.4 Each of the Seller and Akzo agrees to waive the benefit of all rights (if any) which the Seller and Akzo may have against the Company, or any present or former officer or employee of any such company, on whom the Seller or Akzo may have relied in agreeing to any term of this Agreement or any statement set out in the Disclosure Letter and the Seller and Akzo undertake not to make any claim in respect of such reliance PROVIDED THAT such waiver shall not apply in respect of dishonest, deliberate, fraudulent or reckless mis-statements made to the Seller or Akzo by any present or former officer or employee of the Company.

9.5 Each of the Warranties shall be construed as a separate Warranty and (save as expressly provided to the contrary) shall not be limited or restricted by





                                                                     Page No. 22
reference to or inference from the terms of any other Warranty or any other term of this Agreement.

9.6 The Warranties shall be deemed to be repeated immediately before Closing with reference to the facts and circumstances then existing.

9.7 The rights and remedies of the Buyer and Cambrex in respect of the Warranties shall not be affected by (i) Closing, (ii)subject to clause 10.8 any investigation made into the affairs of the Company or (iii) any event or matter whatsoever, other than a specific and duly authorised written waiver or release by the Buyer.

9.8 Each of the Seller and Akzo undertakes to notify the Buyer in writing promptly if it becomes aware of any circumstance arising after the date of this Agreement which would give rise to a claim under this Agreement.

9.9 The Seller agrees to indemnify and hold harmless the Buyer and Cambrex (or, if so directed by the Buyer or Cambrex, the Company) from and against all Costs arising as a result of, or in relation to any matter or liability of the Company occurring, or arising as a result of a matter occurring, before or at Closing to the extent that such liability arises out of:

(a)      any act or omission of the Retained Group; or

(b) any other act, omission, situation or fact which is unconnected with the business and activities carried out by the Company at Closing and for which no specific provisions have been made herein.

9.10 The Buyer and Cambrex undertake to the Seller that to the extent that recovery may be made by the Buyer, Cambrex or the Company under an existing policy of insurance in relation to a matter which gives rise to a Claim the Buyer and Cambrex shall, and shall procure that the Company shall, use reasonable endeavours to recover under such policy before seeking to recover any amounts due from Akzo or the Seller in respect of the Claim. To the extent that recovery is made by the Buyer or Cambrex or the Company under any policy of insurance in relation to a matter which gives rise to a Claim, the amount so recovered shall be deducted from the amount which the Seller is liable to pay pursuant to such Claim.

9.11 Each of Cambrex and the Buyer undertakes to notify Akzo promptly if it becomes aware of any circumstance prior to the Closing date which would give rise to a claim under this Agreement.

9.12(a) For the purposes of clause 9.2 an assessment to tax on the Company which would give rise to a breach of any Warranty, had such assessment represented the final and conclusive determination of the liability to tax, shall be deemed to give rise to a breach of Warranty notwithstanding that it shall not have been finally and conclusively determined PROVIDED





                                                                     Page No. 23

         THAT if the Seller or Akzo make payment of any amount for breach of Warranty pursuant to this clause, and an amount is subsequently recovered by the Company from any tax authority following final and conclusive determination of the assessment to tax in relation to which such payment by the Seller or Akzo was made, the Buyer or Cambrex shall, or shall procure that the Company shall forthwith repay to the Seller or Akzo (as appropriate) a sum corresponding to the amount recovered from the tax authority.

(b) For the purposes of clause 9.12(a) an assessment to tax shall be deemed to be finally and conclusively determined when, in respect of such assessment, a decision of a tax authority, a court or tribunal is given from which either no appeal lies, or in respect of which no appeal is made within the prescribed time limit.

(c) If the Seller or Akzo makes payment of any amount for breach of a Warranty pursuant to clause 9.12(a), the Buyer or Cambrex shall, or shall procure that the Company shall, act promptly and without unreasonable delay in all or any correspondence, litigation or other dealings which it has with any tax authority for the purposes of obtaining a final and conclusive determination of the liability to tax in respect of which the Seller or Akzo made such payment.

9.14 The Seller shall indemnify and hold harmless the Buyer and Cambrex (or if so directed by the Buyer or Cambrex, the Company) for any liability arising in respect of, by reference to or in consequence of the transfer between the date hereof and the Closing Date of the entire corporate capital of the Company to the Seller by Nobel Industries Holding B.V., and Trimetal Finance S.A..

9.15 In the event of any conflict between the Warranties and any indemnity in this Agreement (including, but not limited to, the Indemnities) it is agreed between the parties hereto that the terms of such indemnity shall prevail.

LIMITATIONS ON CLAIMS

10.1     The Seller and Akzo shall not be liable for any Claim unless:

(a) The Seller receives from the Buyer written notice containing details of the Claim including the Buyer's estimate (on a without prejudice basis) of the amount of such Claim:

                 (i) on or before three (3) years after the Closing Date, in the case of a Claim for breach of any of the Warranties other than the Tax Warranties, the Property Warranties, the Pensions Warranties and the Environmental Warranties;





                                                                     Page No. 24

                 (ii) on or before six (6) years after the Closing Date, in the case of a Claim for breach of any of the Tax Warranties (with the exception of paragraph 2.1 of Part D of Schedule 2) or six (6) months after the date when the liability to pay the tax was finally established, whichever is the later;

                 (iii) on or before ten (10) years after the Closing Date, in the case of a Claim for breach of any of the Property Warranties;

                 (iv) on or before six (6) years after the Closing Date, in case of a Claim for breach of any of the Pensions Warranties; and

                 (v) in the case of a claim for breach of any of the Environmental Warranties on or before:

                          (A) one (1) year after the Closing Date in respect of a breach of the Environmental Warranties set out in paragraphs 1(a), 1(d) to 1(f) and 3;

                          (B) two (2) years after the Closing Date in respect of a breach of the Environmental Warranties set out in paragraphs 1(b) and 1(c); and

                          (C) six (6) years after the Closing Date in respect of a breach of the Environmental Warranties set out in paragraphs 2(a) to 2(c);

(b) in respect of any individual claim the amount that would otherwise be recoverable from the Seller or Akzo exceeds Italian Lire two million (Lire 2,000,000); and

(c) the aggregate amount of the liability of the Seller for all Claims exceeds Italian Lire two hundred million (Lire 200,000,000) in which event the Buyer shall be entitled to claim the whole amount of any such Claims and not merely the excess.

10.2     The aggregate amount of the liability of the Seller:

(a) for all Claims (including any claim under clauses 13.2 and 13.4) shall not exceed an amount equal to forty per cent. (40%) of the aggregate purchase price paid by the Buyer for the Quotas at Closing, taking into account any adjustments made pursuant to clause 6; and

(b)      for any breach of clause 2.1 shall not exceed an amount equal to:

                 (i) the aggregate purchase price paid by the Buyer for the Shares at Closing, taking into account any adjustments made pursuant to clause 6;





                                                                     Page No. 25

                 (ii) the total costs and expenses of Cambrex and the Buyer incurred in connection with the negotiation, preparation and implementation of this Agreement; and

                 (iii) any amount payable under clause 16 in relation to sub-clauses 10.2(b)(i) and (ii) above.

10.3 In calculating for the purposes of clause 10.2(a) the aggregate of all amounts paid by the Seller there shall be included any additional amounts paid by the Seller pursuant to clause 16 in respect of any charge to tax in relation to any Claim.

10.4 None of the limitations contained in clauses 10.1 and 10.2 shall apply to any breach of any Warranty which is the consequence of dishonest, deliberate, fraudulent or reckless mis-statement or concealment by any member of the Retained Group or any officer or employee, or former officer or employee, of any member of the Retained Group.

10.5     Neither the Seller nor Akzo shall be liable for any Claim:

(a) in the case of a Claim in respect of a breach of the Warranties (with the exception of paragraph 2.1 of Part D of Schedule 2), if and to the extent that the fact, matter, event or circumstance giving rise to such Claim was fairly and reasonably disclosed in the Disclosure Letter; or

(b) if and to the extent that the matter is specifically disclosed or is specifically provided or reserved for in the Last Accounts or in the Closing Adjustment.

10.6 If the Buyer or Cambrex becomes aware that any claim has been made against the Company by a third party after Closing which is likely to result in the Buyer or Cambrex being entitled to make a Claim against the Seller or Akzo:

(a) the Buyer or Cambrex shall give notice of such claim to the Seller or Akzo as soon as is reasonably practicable and shall procure that the Company shall give the Seller or Akzo all reasonable facilities to investigate any such claim, the defence of which may, at the option of the Seller or Akzo, be undertaken by either or both of the Seller or Akzo, PROVIDED THAT:

                 (i) all costs involved in such defence shall be borne entirely by the Seller and/or Akzo, as appropriate;

                 (ii) the Seller and/or Akzo shall indemnify and hold harmless the Company in respect of any actual or potential liability of the Company arising out of any judgment, order, settlement or compromise connected with such defence by the Seller and/or Akzo PROVIDED THAT, notwithstanding any other provision of





                                                                     Page No. 26
                          this Agreement, the amounts secured by this clause 10.6(a)(ii) shall fall within the aggregate limit specified in clause 10.2(a), save for where such amounts secured would cause the aggregate limit to be equalled or exceeded, when such limit shall not apply in respect of the excess ;

                 (iii) the Seller and/or Akzo shall consult as fully as is reasonably practicable with Cambrex or the Buyer as regards the conduct of any proceedings arising out of such claim; and

                 (iv) the Seller and/or Akzo shall take into account the interests and reasonable requests of the Company at all times.

(b) the Buyer or Cambrex shall cause the Company to take such action as the Seller or Akzo shall reasonably request to avoid, resist or compromise any such claim (subject to the Company being entitled to employ its own legal advisors and being indemnified and secured to its reasonable satisfaction by the Seller or Akzo against all Costs reasonably incurred in connection with such claim);

(c) the Buyer or Cambrex shall cause the Company to consult as fully as is reasonably practicable with the Seller or Akzo as regards the conduct of any proceedings arising out of such claim;

(d) where the Seller or Akzo exercises its option pursuant to clause 10.6(a), the Buyer or Cambrex will use its reasonable endeavours, or will procure that the Company uses its reasonable endeavours, where reasonably requested, to assist in the collection of, and subrogate to the Seller or Akzo, any claim it may have against a third party relating to the Claim.

10.7 If the Buyer or Cambrex becomes aware that any claim has been made against the Company by a third party after Closing which is likely to result in an Indemnified Party being entitled to make a claim against the Seller or Akzo under any Indemnity:-

(a) the Buyer or Cambrex shall give notice of such claim to the Seller or Akzo as soon as is reasonably practicable and shall procure that the Company shall give the Seller or Akzo all reasonable facilities to investigate any such claim, the defence of which may, at the option of the Seller or Akzo, be undertaken by either or both of the Seller or Akzo, PROVIDED THAT:

                 (i) all costs involved in such defence shall be borne entirely by the Seller and/or Akzo, as appropriate;

                 (ii) the Seller and/or Akzo shall indemnify and hold harmless the Company in respect of any actual or potential liability of the Company arising out of any judgement, order, settlement or





                                                                     Page No. 27
                          compromise connected with such defence by the Seller and/or Akzo;

                 (iii) the Seller and/or Akzo shall consult as fully as is reasonably practicable with Cambrex or the Buyer as regards the conduct of any proceedings arising out of such claim; and

                 (iv) the Seller and/or Akzo shall take into account the interests and reasonable requests of the Company at all times.

(b) the Buyer or Cambrex shall cause the Company to take such action as the Seller or Akzo shall reasonably request to avoid, resist or compromise any such claim (subject to the Company being entitled to employ its own legal advisors and being indemnified and secured to its reasonable satisfaction by the Seller or Akzo against such Costs reasonably incurred in connection with such claim);

(c) where the Seller or Akzo exercises its option pursuant to clause 10.7(a), the Buyer or Cambrex shall cause the Company to consult as fully as is reasonably practicable with the Seller or Akzo as regards the conduct of any proceedings arising out of such claim;

(d) where the Seller or Akzo exercises its option pursuant to clause 10.7(a), the Buyer or Cambrex will use their reasonable endeavours, or will procure that the Company uses its reasonable endeavours, where reasonably requested, to assist in the collection of, and subrogate to the Seller or Akzo, any claim it may have against a third party relating to the claim.

10.8 Neither the Seller nor Akzo shall be liable for any Claim in respect of a breach of the Warranties (with the exception of paragraph 2.1 of Part D of Schedule 2) to the extent that either of them is able to demonstrate that the fact or circumstance giving rise to such Claim was actually known to the Buyer or Cambrex at the date hereof.

BUYER' S AND CAMBREX' RIGHTS

11.1 The Buyer and Cambrex may by written notice given to the Seller at any time prior to Closing rescind this Agreement without liability on the part of the Buyer or Cambrex if any fact, matter or event (whether existing or occurring on or before the date of this Agreement or arising or occurring afterwards) comes to the notice of the Buyer or Cambrex at any time prior to Closing which constitutes a material breach by the Seller of this Agreement (including, without limitation, any breach of the pre-Closing undertakings in clause 4).

11.2     Akzo and Cambrex agree that, in the event of:





                                                                     Page No. 28

(a) rescission by the Buyer and Cambrex of this Agreement under clauses 5.4(a) or 11.1; or

(b)      automatic termination of this Agreement under clauses 3.6 or 3.7,

then the Nobel International Agreement and the sale and purchase of the Shares of Nobel International as well as of the Sales Companies shall also be automatically terminated and/or rescinded, without prejudice to any claim any party thereto may have for any antecedent breach of the Profarmaco Agreement. Akzo and Cambrex further agree that they shall:

(i) notwithstanding any rescission of this Agreement, act in accordance within the provisions of clauses 20 and 28; and

(ii) use all reasonable endeavours to implement this provision promptly and effectively.

11.3 In the event of rescission or termination, for any reason, of the Nobel International Agreement or of the transfer of the shares contemplated thereunder the Buyer and Cambrex shall by written notice given to the Seller at any time after Closing rescind or terminate this Agreement and the sale and transfer of the Quotas, without liability on the part of the Buyer or Cambrex. In the case of termination the Seller and the Buyer shall negotiate in good faith to achieve an equitable settlement on restitution having due and proper regard to the positions of the parties at Closing.

BUYER'S WARRANTIES

12.1 The Buyer and Cambrex hereby jointly and severally represent and warrant to the Seller and Akzo that, as at Closing:

(a) each of the Buyer and Cambrex is a corporation duly organised, validly existing, and in good standing under its law of incorporation, and has full corporate power to own its properties and conduct the business presently being conducted by it;

(b) the Buyer has full power and authority to purchase the Quotas and Cambrex has full power and authority to guarantee the obligations of the Buyer hereunder;

(c) this Agreement and the transactions contemplated hereby have been duly and validly authorised by the competent corporate bodies of the Buyer and Cambrex;

(d) upon its execution and delivery, this Agreement will be valid and binding upon the Buyer and Cambrex in accordance with its terms.





                                                                     Page No. 29

12.2 The Buyer and Cambrex undertake to indemnify and hold harmless the Seller and Akzo from and against all Costs incurred by the Seller or Akzo as a result of a breach of any warranty of the Buyer or Cambrex made in this Agreement.

12.3 The aggregate amount of the liability of the Buyer and Cambrex for all claims for breach of clause 9.11 and of the warranties or indemnities given by the Buyer and Cambrex in this clause 12 shall not exceed an amount equal to forty per cent. (40%) of the aggregate purchase price paid by the Buyer for the Quotas at Closing, taking into account any adjustments made pursuant to clause
6.  The Buyer and Cambrex shall not be liable for any such claim unless:

(a) in respect of any individual claim the amount that would otherwise be recoverable from the Buyer or Cambrex exceeds Italian Lire two million (Lire 2,000,000); and

(b) the aggregate amount of the liability of the Buyer and Cambrex for all such claims exceeds Italian Lire two hundred million (Lire 200,000,000) in which event the Seller shall be entitled to claim the whole amount of any such claims and not merely the excess.

12.4 If the Seller or Akzo becomes aware that any claim has been made against any member of the Retained Group by a third party after Closing which is likely to result in the Seller or Akzo being entitled to make a claim against the Buyer or Cambrex in respect of a breach of any warranty given by the Buyer and Cambrex in this clause 12:-

(a) the Seller or Akzo shall give notice of such claim to the Buyer or Cambrex as soon as is reasonably practicable and shall procure that the Company shall give the Buyer or Cambrex all reasonable facilities to investigate any such claim; the defence of which may, at the option of the Buyer or Cambrex, be undertaken by either or both of the Buyer or Cambrex, PROVIDED THAT:

                 (i) all costs involved in such defence shall be borne entirely by the Buyer and/or Cambrex, as appropriate;

                 (ii) the Buyer and/or Cambrex shall indemnify and hold harmless the Retained Group in respect of any actual or potential liability of the Retained Group arising out of any judgment, order, settlement or compromise connected with such defence by the Buyer and/or Cambrex;

                 (iii) the Buyer and/or Cambrex shall consult as fully as is reasonably practicable with the Seller or Akzo as regards the conduct of any proceedings arising out of such claim; and





                                                                     Page No. 30

                 (iv) the Seller and/or Akzo shall take into account the interests and reasonable requests of the Retained Group at all times.

(b) the Seller or Akzo or Cambrex shall cause the Company to take such action as the Buyer or Cambrex shall reasonably request to avoid, resist or compromise any such claim (subject to the Company being entitled to employ its own legal advisors and being indemnified and secured to its reasonable satisfaction by the Buyer or Cambrex against all Costs reasonably incurred in connection with such claim);

(c) the Seller or Akzo shall cause the Company to consult as fully as is reasonably practicable with the Buyer or Cambrex as regards the conduct of any proceedings arising out of such claim;

(d) where the Buyer or Cambrex exercises its option pursuant to clause 12.4(a) the Seller or Akzo will use their reasonable endeavours to, where reasonably requested, assist in the collection of, and subrogate to the Buyer or Cambrex, any claim they may have against a third party relating to the claim for breach of warranty given by the Buyer and Cambrex in this clause 12.

12.5 Neither the Buyer nor Cambrex shall be liable to the Seller and/or Akzo in respect of any warranty of the Buyer or Cambrex in this Agreement to the extent that either of them can demonstrate that the fact or circumstance giving rise to the claim was actually known to the Seller or Akzo at the date hereof.

ENVIRONMENTAL INDEMNITIES

GENERAL INDEMNITY

13.1(a) The Seller undertakes and agrees (without limiting any other rights of the Indemnified Parties in any way, including rights to damages in respect of a claim for the breach of any term of this Agreement) to indemnify and hold harmless the Buyer and Cambrex (or, if so directed by the Buyer or Cambrex, the Company) from and against all Costs howsoever arising relating to any Environmental Matter in relation to the Properties or the Company including, without prejudice to the generality of the above, any requirement pursuant to Applicable Laws which may be imposed on the Company to instal a storm water containment facility and the absence of a permit for the discharge of liquid effluent from the Properties. For the avoidance of doubt, this clause 13.1(a) shall not apply to:

         (i) Remedial Action Programme Costs (which are dealt with under clauses 13.2 and 13.3 below); and

         (ii) other Costs to the extent that they arise out of the ownership, use, handling, control or operation by the Indemnified Parties of the Properties or the businesses of the Company after Closing.





                                                                     Page No. 31

(b) To the extent that claims under this clause 13.1 relate to harm sustained by or on the Properties, the Seller's liability shall be subject to the Cap (as provided for in clause 13.2 below) and the Seller shall only be liable if the costs relating to such claim are incurred within the period of ten (10) years after the Closing Date or within such longer period as the parties, acting reasonably, may agree. For the avoidance of doubt, to the extent that claims under this clause 13.1 relate to harm sustained or other Environmental Matter arising outside the Properties, the Seller shall be liable without limit as to time or amount.

(c) For the avoidance of doubt, Costs which would be Remedial Action Programme Costs if they had been incurred within the relevant period of time applicable to such Costs, shall not be recoverable from the Seller under this clause 13.1 but shall only be recoverable, if at all, under clauses 13.2 or 13.3 as appropriate.

REMEDIAL ACTION PROGRAMME COST SHARING

13.2 Subject to clause 13.4, all Remedial Action Programme Costs which are attributable wholly to Existing Conditions shall be borne ninety per cent. (90%) by the Seller on the one hand and ten per cent. (10%) by the relevant Indemnified Party on the other hand. Subject to clause 10.2(a), the aggregate of the Costs to be borne by the Seller under this clause 13.2 and clause 13.3 shall not exceed the Italian Lire equivalent of ten million Dutch Guilders (NLG 10,000,000) calculated on the Closing Exchange Rate basis (the CAP). The Seller shall reimburse the Buyer and Cambrex (or, if so directed by the Buyer or Cambrex, the Company) for all sums due under this clause within twenty-one
(21) days of receiving a written demand to do so with documentary evidence of the Costs incurred and paid.

13.3 Remedial Action Programme Costs which are directly or indirectly attributable:

(a)      partly to Existing Conditions; and

(b) partly to the ownership, use, handling, control or operation of the Properties by the Buyer or the Company after Closing,

shall be fairly apportioned between the relevant Indemnified Party and the Seller as agreed between them or, failing such agreement, as shall be determined by arbitrators pursuant to clause 28.3, taking into account only the provisions of clause 13.2, the extent to which the Costs in question are attributable to (a) and (b) above, and the steps taken (if any) by the Indemnified Parties to avoid, limit, reduce or otherwise mitigate the risk of incurring the relevant Remedial Action Programme Costs and their amount insofar as such steps relate to Existing Conditions.





                                                                     Page No. 32

INSURANCE AND GRANTS

13.4(a)  Where:

                 (i)      Remedial Action Programme Costs; or

                 (ii) other Costs relating to harm sustained by or on the Properties as referred to in clause 13.1(b) above,

         are met, either wholly or partly, by insurance, governmental or other grants directly relating to the Costs incurred, the sums payable by the Seller in respect of such Costs shall be reduced in the following way:

         o the amount of such insurance (less the costs of recovery) or grant shall be deducted from such Costs (the REDUCED COSTS); and then

         o the Reduced Costs shall be regarded as such Costs for the purpose of calculating the Seller's liability.

(b) The Buyer shall use its, and shall procure after Closing that the Company shall use its, reasonable endeavours to seek recovery under any applicable policy of insurance or to obtain governmental or other grants where these are available, to reduce the Seller's liability as provided for in this clause 13.

INFORMATION SHARING AND COOPERATION

13.5 If the Buyer becomes aware of any matter which the Buyer reasonably considers may give rise to a claim under these Environmental Indemnities, the Buyer shall as soon as reasonably practicable give the Seller written notice containing details (where possible) of the matter, including any proposed Remedial Action Programme and including the Buyer's estimate (on a without prejudice basis) of the cost of such action. The Buyer shall use and shall cause the Company to use its reasonable endeavours to minimise the Remedial Action Programme Costs and any disruptive effect of such action on the business of the Buyer and the Company. The Buyer and the Seller shall engage in a process of prompt, mutual information exchange and consultation concerning the proposed responses to such matter, such exchanges and consultations to include, where appropriate, but not be limited to the following:

(i)      any communications of any nature concerning such matter;

(ii)     identification and employment of legal and technical experts;

(iii)    design and implementation of response activities;

(iv) negotiations with governmental entities and/or potential third party claimants; and





                                                                     Page No. 33

(v) the Seller's consent to the use of expertise internal to the Buyer or the Company, the Seller's consent to the use of such expertise not to be unreasonably withheld.

Nothing in this clause 13.5 shall prevent or restrict the Buyer or the Company from taking any action without complying with this clause 13.5 if the Buyer or the Company reasonably believes that the taking of that action is urgently necessary to avoid, limit, reduce or otherwise mitigate the risk of incurring Costs which would give rise to a claim or claims against the Seller under these Environmental Indemnities. However, if reasonably possible, such action shall only be taken by the Buyer in consultation in good faith with the Seller.

PROVISIONS GOVERNING THE POSITION OF THE PARTIES IN RELATION TO THE ENVIRONMENTAL INDEMNITIES IN THE EVENT OF SUBSEQUENT SALES OF THE SHARES OR THE PROPERTIES

13.6(a) If the Buyer, after Closing, sells or otherwise transfers the whole of the Shares or the Properties to a third party, the Buyer shall be entitled to assign to that third party the benefits contained in clauses 13.2 and 13.3 or either of them (the ability to require the Seller to bear a proportion of Remedial Action Programme Costs) and the benefit of this clause 13.6(a), subject to (to the extent permissible by the relevant law governing the said sale or transfer) the provisions of clauses 10.7, 13.4 and 13.5. The Buyer shall consult with the Seller before exercising its right to assign under this clause 13.6(a).

13.6(b) If the Buyer, after Closing, sells or otherwise transfers part of the Shares or the Properties to a third party, the provisions of clause 13.6(a) shall apply but the Cap (which applies to the benefits contained in clauses
13.2 and 13.3 by virtue of clause 13.2) shall be reduced, in relation to that part of the Shares or the Properties which are sold or transferred, to the proportion that the said part bears to the whole of the Shares or the Properties as the case may be. For the avoidance of doubt, the Cap, insofar as it applies to the whole of the Shares or the Properties, shall not be reduced below the amount specified in clause 13.2 as a result of any sale or transfer of either the whole or part of the Shares or the Properties.

13.6(c)  If:

         (i) the Buyer, after Closing, sells or otherwise transfers the whole or part of the Shares or the Properties to a third party; and

         (ii) the said third party is able to and does recover from the Seller sums in respect of Remedial Action Programme Costs over and above those which would have been payable by the Seller to the Buyer (or to another Indemnified Party) had the said sale or transfer to the third party not taken place (the EXCESS COSTS);





                                                                     Page No. 34
the Buyer undertakes and agrees to indemnify the Seller and Akzo in respect of the Excess Costs.

13.6(d) If the Buyer, after Closing, sells or otherwise transfers the whole or part of the Shares or the Properties to a third party and the said third party is able to and does recover from the Buyer or from another Indemnified Party Costs which would have been recoverable by an Indemnified Party from the Seller under the Environmental Indemnities had such sale or transfer not taken place, the Seller undertakes and agrees to indemnify the Buyer and Cambrex (or, if so directed by the Buyer or Cambrex, the Company) in respect of such Costs.

13.6(e) For the avoidance of doubt, the provisions of clauses 13.6(b), 13.6(c) and 13.6(d) above are intended to place the parties to this Agreement, in the event that the Buyer, after Closing, sells or otherwise transfers the Shares or the Properties (or a part thereof) to a third party, in the same position with regard to the Environmental Indemnities as they would have been had such sale or transfer not taken place. If necessary in order to achieve this result, the parties shall negotiate in good faith to reach whatever supplemental agreements, if any, is required.

COVENANT

14. No action to investigate the possibility or extent of contamination or to treat such contamination not required by the Applicable Laws shall be taken by the Buyer or the Company if, in the reasonable opinion of the Buyer or the Company, such action is likely to lead to the imposition of a legal requirement to carry out any environmental remedial work for which the Seller may have any liability under this Agreement unless such investigation or treatment is a necessary part or consequence of carrying out other actions in the normal course of business. In carrying out any action which may lead to the imposition of a legal requirement as aforesaid, the Buyer shall, and shall procure that the Company shall, make reasonable efforts to minimise the amount of any liability on the Seller and shall notify the Seller of any action which the Buyer or the Company reasonably believes is likely to lead to the imposition of such liability.


PENSION SCHEMES

15.1 All future liabilities of the Company for contributions to pension schemes shall be for the account of the Company with effect from Closing.

15.2 The Seller shall indemnify and hold harmless the Buyer and Cambrex (or if, so directed by the Buyer or Cambrex, the Company) for any liability for provision of pension benefits (including contributions to any relevant state pension schemes) to any employee of the Company accrued under Italian GAAP up to the Closing Date to the extent that liability therefor exceeds by more than five per cent (5%) the provision made in the Last Accounts.





                                                                     Page No. 35

GROSSING UP

16. If any tax authority brings into charge to tax any sum paid by the Seller or Akzo hereunder (including any circumstances where any relief is available in respect of such charge to tax), then the Seller or Akzo shall pay such additional amount as shall be required to ensure that the total amount paid, less the tax chargeable on such amount (or that would be so chargeable but for such relief), is equal to the amount that would otherwise be payable hereunder PROVIDED THAT, but without prejudice to the foregoing, any sum paid by the Seller or Akzo in respect of a Cost suffered or incurred by an Indemnified Party shall be reduced to the extent that such Indemnified Party benefits from a tax deduction or allowance in relation to such Cost.

ENTIRE AGREEMENT AND DEED OF TRANSFER

17.1 This Agreement constitutes the entire agreement and understanding between the parties in connection with the sale and purchase of the Quotas. None of the parties to this Agreement has entered into this Agreement in reliance upon any representation, warranty or undertaking which is not set out or referred to in this Agreement.

17.2 The parties expressly recognise that the Deed of Transfer does not intend to supersede, alter or modify in any way this Agreement and that the same will be executed by the parties in order to comply with the provisions of Italian law N. 310 of 1993.

VARIATION

18. No variation of this Agreement (or of any of the documents referred to herein) shall be valid unless it is in writing and signed by or on behalf of each of the parties hereto. The expression "variation" shall include any variation, supplement, deletion or replacement however effected.

ASSIGNMENT

19. Subject to clause 13.6, none of the parties to this Agreement shall be entitled to assign the benefit of any provision of this Agreement without the prior written approval of the other parties, except for any assignment, in the case of the Seller to a member of the Retained Group, or, in the case of Cambrex or the Buyer, to another Subsidiary of Cambrex.

ANNOUNCEMENTS

20. No announcement or circular in connection with the existence or the subject matter of this Agreement shall be made or issued by or on behalf of the





                                                                     Page No. 36

Seller or the Buyer or any other member of the Retained Group or Cambrex and/or its Subsidiaries without the prior written approval of the Buyer or the Seller as applicable during any period prior to or within nine (9) months after Closing, such approval not to be unreasonably withheld or delayed. This shall not affect any announcement or circular required by law or the rules of any stock exchange and, in particular without limitation, Cambrex shall retain full authority to make an announcement in connection with the subject matter of this Agreement in order to comply with any rule or regulation of the US Securities Exchange Commission, it being understood that Akzo shall be previously consulted on any such announcement and that Cambrex shall take into due consideration any reasonable request by Akzo in this respect.

COSTS

21. Subject to clause 10.2(b)(ii) and except as otherwise specified in this Agreement, each of the parties shall pay its own costs incurred in connection with the negotiation, preparation and implementation of this Agreement.

INVALIDITY

22. If any provision of this Agreement is held to be invalid or unenforceable, then such provision shall (so far as it is invalid or unenforceable) be given no effect and shall be deemed not to be included in this Agreement but without invalidating any of the remaining provisions of this Agreement. The parties shall then use all reasonable endeavours to replace the invalid or unenforceable provisions by a valid provision the effect of which is as close as possible to the intended effect of the invalid or unenforceable provision.

COUNTERPARTS

23. This Agreement may be entered into in any number of counterparts and by the parties to it on separate counterparts, each of which, when executed and delivered, shall be an original, but all the counterparts shall together constitute one and the same instrument.

PARENT COMPANY GUARANTEES

AKZO'S GUARANTEE

24.1 In consideration of the Buyer and Cambrex entering into and acting in accordance with this Agreement, Akzo (as principal obligor and not merely as a surety) unconditionally and irrevocably guarantees as a continuing obligation the proper and punctual performance by the Seller of all their obligations under or pursuant to this Agreement (including any documents of transfer or otherwise entered into pursuant to the terms of this Agreement).





                                                                     Page No. 37

24.2 Akzo's liability hereunder shall not be discharged or impaired by any amendment to or variation of this Agreement or of the Nobel International Agreement or of any other document, any release of, or granting of time or other indulgence to, the Seller or any third party, any liquidation, administration, receivership or winding-up of either of the Seller or by any other act or omission or any other events or circumstances whatsoever (whether or not known to the Seller, the Buyer, Cambrex or Akzo) which would or might (but for this clause) operate to impair or discharge Akzo's liability under this guarantee.

CAMBREX' GUARANTEE

24.3 In consideration of the Seller and Akzo entering into and acting in accordance with this Agreement, Cambrex (as principal obligor and not merely as a surety) unconditionally and irrevocably guarantees as a continuing obligation the proper and punctual performance by the Buyer of all its obligations under or pursuant to this Agreement (including any documents of transfer or otherwise entered into pursuant to the terms of this Agreement).

24.4 Cambrex' liability hereunder shall not be discharged or impaired by any amendment to or variation of this Agreement or of the Nobel International Agreement or of any other document, any release of, or granting of time or other indulgence to, the Buyer or any third party, any liquidation, administration, receivership or winding-up of the Buyer or by any other act or omission or any other events or circumstances whatsoever (whether or not known to the Buyer, the Seller, Cambrex or Akzo) which would or might (but for this clause) operate to impair or discharge Cambrex' liability under this guarantee.

WAIVER

25.1 Any delay by any party in exercising, or failure to exercise, any right or remedy under this Agreement shall not constitute a waiver of the right or remedy or a waiver of any other rights or remedies and no single or partial exercise of any rights or remedy under this Agreement or otherwise shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy.

25.2 The rights and remedies of any party under this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

FURTHER ASSURANCE

26.1 The Seller shall do or procure to be done all such further acts and things, and execute or procure the execution of all such other documents, as the Buyer may from time to time reasonably require, whether on or after Closing, for the





                                                                     Page No. 38
purpose of giving to the Buyer the full benefit of all of the provisions of this Agreement.

26.2 The Seller shall procure that there is made available to the Buyer at such time(s) and place(s) as the Buyer may reasonably direct all information in the possession or under the control of the Seller which the Buyer may from time to time reasonably require, whether before or after Closing, in relation to the business and affairs of the Company.

NOTICES

27.1 Any notice or other communication to be given under this Agreement shall be in writing and signed by or on behalf of the party giving it and may be served by leaving it or sending it by fax, prepaid recorded delivery or registered air mail post to the address and for the attention of the relevant party set out in clause 27.2 (or as otherwise notified from time to time hereunder). Any notice so served by fax or post shall be deemed to have been received:

(a)      in the case of fax, twelve (12) hours after the time of despatch;

(b) in the case of recorded delivery or registered air mail post, seventy-two (72) hours from the date of posting.

Any notice served by the Buyer, in compliance with the provisions of this clause on Akzo shall be deemed also to have been served simultaneously on the Seller and vice-versa and any notice so served by Akzo on the Buyer shall be deemed also to have been served by the Seller.

27.2 The addresses of the parties for the purpose of clause 27.1 are as follows:

SELLER:

Address:                                   P.O. Box 11550
                                           S-100 61 Stockholm, Sweden

For the attention of:                      The President
Fax:                                       (010) 46 641 6393

With a copy to Akzo:                       Velperweg 76
                                           P.O. Box 9300
                                           6800 Arnhem, The Netherlands

For the attention of:                      Director, Legal Affairs
Fax:                                       (010) 31 85 663240





                                                                     Page No. 39

AKZO:

Address:                                   Velperweg 76
                                           P.O. Box 9300
                                           6800 Arnhem, the Netherlands

For the attention of:                      Director, Legal Affairs
Fax:                                       (010) 31 85 663240

CAMBREX:

Address:                                   One Meadowlands Plaza
                                           East Rutherford
                                           N.J. 07073,
                                           USA

For the attention of:                      The Corporate Secretary
Fax:                                       (201) 804 9852

27.3 In proving such service, unless otherwise required by applicable laws, it shall be sufficient to prove that the envelope containing such notice was properly addressed and delivered either to the address shown thereon or into the custody of the postal authorities as a pre-paid recorded delivery or registered post letter, or that the facsimile transmission was made after obtaining in person or by telephone appropriate evidence of the capacity of the addressee to receive the same, as the case may be.

GOVERNING LAW AND JURISDICTION

28.1 This Agreement shall be governed by and construed in accordance with the laws of England.

28.2 Save as provided in clause 28.3 each of the parties irrevocably submits, for the benefit of the other(s), to the non-exclusive jurisdiction of the courts of England.

28.3 Any dispute, controversy, claim or issue relating to the Environmental Warranties, the Environmental Indemnities or otherwise to Environmental Matters under this Agreement shall be settled by arbitration in accordance with the UNCITRAL Arbitration Rules as in force on the Closing Date. The parties hereby agree:

(a)      that the number of arbitrators shall be three;

(b)      that the place of arbitration shall be London;





                                                                     Page No. 40

(c) that the language to be used in the arbitral proceedings shall be English;

(d) to accept that the decision of the arbitrators shall be final and binding on them as from the date it is made; and

(e) to waive their right to any form of appeal or recourse to a court of law or other judicial authority following the decision of the arbitrators.

28.4 The Seller and Akzo shall at all times each maintain an agent for service of process in England. The first such agent shall be:

         J.R. Kelly of CA Maddin & Co, 6 Claremont Road, Surbiton, Surrey KT6
         4RA.

The Seller and Akzo undertake not to revoke the authority of such agent and further undertake to appoint another agent with an address in England and notify each of the Buyer and Cambrex of such appointment forthwith if service of process on such first agent (or any subsequent replacement agent) at such address shall cease to be effective for the purposes of the rules of the Supreme Court of England and Wales. In default of appointment by the Seller or Akzo, the Buyer or Cambrex shall be entitled to appoint such an agent on behalf of, and at the expense of respectively, the Seller or Akzo.

AS WITNESS this Agreement has been signed on behalf of the parties the day and year first before written.





                                                                     Page No. 41

                                   SCHEDULE 1

                                  THE COMPANY

                            DETAILS OF THE COMPANY

   1.       NAME:                            Profarmaco Nobel Srl

   2.       DATE OF INCORPORATION:           June 2, 1983

   3.       PLACE OF INCORPORATION:          Vicenza (Italy), Viale Milano 89

   4.       TYPE OF COMPANY:                 Limited Liability Company

   5.       REGISTERED WITH THE              294424/7469/24
            COURT OF MILAN AT NO.:

   6.       REGISTERED OFFICE:               Milan, Via Cucchiari 17

   7.       DIRECTORS:                       Olle Pettersson, Paolo Russolo,
                                             Giampiero Accinelli

   8.       STATUTORY AUDITORS:              Paolo Bonazzi, Armando Aiello,
                                             Roberto Meneguzzo

   9.       AUDITORS:                        Coopers & Lybrand

   10.      AUTHORISED CAPITAL:              41 billion Italian Lire

   11.      ISSUED CAPITAL:                  41 billion Italian Lire

   12.      REGISTERED QUOTAHOLDERS:         Akzo Nobel A.B.

   13.      PRINCIPAL YEAR END:              December 31

   14.      TAX RESIDENCE:                   Italy

   15.      SUBSIDIARIES:                    None





                                                                     Page No. 42

                                   SCHEDULE 2

                                 THE WARRANTIES

                                PART A : GENERAL

INFORMATION

INFORMATION PROVIDED BY THE SELLER

1.1 To the best knowledge of the Seller, the information provided to the Buyer and/or Cambrex during the preparation and negotiation of this Agreement and all information listed in the Data Room Index is, in all material respects, true, accurate and not misleading PROVIDED THAT where forecasts, projections or estimations are made in the information listed in the Data Room Index no warranty is expressed as to the accuracy of such forecasts, projections or estimations and this Warranty does not apply to the Information Memorandum, management accounts and budgets for the Company.

THE SELLER AND AKZO

OWNERSHIP OF THE SELLER AND AUTHORISATIONS

2.1(a) The entire corporate capital of the Seller is owned by Akzo free from all security interests, options, equities, claims or other third party rights (including rights of pre-emption) of any nature whatsoever.

(b) Each of the Seller and Akzo have obtained all corporate authorisations and all other applicable governmental, statutory, regulatory or other consents, licences, waivers or exemptions required to empower it to enter into and to perform its respective obligations under this Agreement.

THE COMPANY AND THE QUOTAS

2.2(a) All of the Quotas are fully paid and are owned by the Seller free from all security interests, options, equities, claims, pledges or other third party rights (including rights of pre-emption) of any nature whatsoever.

(b) The information in respect of the Company set out in Schedule 1 is true and accurate.

SUBSIDIARIES AND OTHER INTERESTS

2.3 The Company does not own or have any interest of any nature whatsoever in any quotas, shares, debentures or other securities.





                                                                     Page No. 43

FINANCIAL MATTERS

ACCOUNTS

3.1(a) The Last Accounts give a true and fair view of the state of affairs of the Company as at the Last Accounts Date and of its results for the financial year ended on the Last Accounts Date.

(b) Without limiting the generality of paragraph (a), except as stated in its Accounts, no changes in the accounting policies were made by the Company in any of its three (3) financial years ended on the Last Accounts Date.

MANAGEMENT ACCOUNTS

3.2(a) The unaudited management accounts of the Company for all monthly periods ended after the Last Accounts Date were properly prepared in a manner consistent with that adopted in the preparation of its management accounts for all periods ended during the twelve months prior to the Last Accounts Date.

(b) The Balance Sheet is not misleading in any material respect and neither materially over-states the value of the assets nor materially under-states the liabilities of the Company as at the date to which it was drawn up and does not materially over-state the profits of the Company in respect of the period to which it relates.

POSITION SINCE LAST ACCOUNTS DATE

3.3(a) Since the Last Accounts Date there has been no material adverse change in the financial or trading position of the Company and, so far as the Seller is aware, no event, fact or matter (which is not in the public domain) has occurred which is likely to give rise to any such change.

(b) Since the Last Accounts Date, except as specifically provided for in this Agreement:

                 (i) the business of the Company has been carried on in the ordinary and usual course and the Company has not made or agreed to make any payment other than routine payments in the ordinary and usual course of trading;

                 (ii) no dividend or other distribution has been declared, paid or made by the Company;

                 (iii) no quota or loan capital has been allotted or issued or agreed to be allotted or issued by the Company;





                                                                     Page No. 44

                 (iv) all material transactions between the Company and members of the Retained Group have been on arm's length terms;

                 (v) no contract, liability or commitment (whether in respect of capital expenditure or otherwise) has been entered into by the Company which is of a long term or unusual nature and which involved or could involve an obligation of a material nature or magnitude (a liability for expenditure in excess of Italian Lire one billion (ITL 1,000,000,000) being regarded as MATERIAL for this purpose);

                 (vi) no change has been made in terms of employment, including pension commitments, by the Company other than those required by law and any relevant merit and promotional increase has been made in the ordinary course of business and in accordance with past practices;

                 (vii) no resolution of the members of the Company has been passed in relation to the foregoing matters whether in general meeting or otherwise (other than resolutions relating to the routine business of annual general meetings).

ACCOUNTING AND OTHER RECORDS

3.4(a)   The statutory books, books of account and other records of the
         Company:

                 (i) are materially complete, up-to-date and have been maintained in accordance with all applicable laws and generally accepted accounting practices on a proper and consistent basis;

                 (ii) are in its possession or under its control together with all documents of title and executed copies of all existing agreements to which the Company is a party.

(b) All the accounting records and systems (including but not limited to computerised accounting systems) of the Company are recorded, stored, maintained or operated or otherwise held by the Company and are not wholly or partly dependent on any facilities or systems which are not under the exclusive ownership or control of the Company.

(c) The Company is licensed to use all software necessary to enable it to continue to use its computerised records for the foreseeable future in the same manner in which they have been used prior to the date of this Agreement and does not share any user rights in respect of such software with any other person.

(d) All accounts, documents and returns required by law to be delivered or made by the Company to the Patent Office, the Chamber of Commerce





                                                                     Page No. 45
         or to any competent Court or any other authority have been duly and correctly delivered or made.

FINANCIAL YEAR END

3.5      The financial year end of the Company is, and during the last three
(3) years, always has been 31 December.

DEBT POSITION

DEBTS OWED TO THE COMPANY

4.1      There are no debts owing to the Company other than:

                 (i) the Inter-Group Indebtedness which is to be discharged prior to Closing;

                 (ii) other trade debts incurred in the ordinary and usual course of business.

DEBTS OWED BY THE COMPANY

4.2(a) As at the date of this Agreement, the Company does not have any outstanding borrowing or indebtedness in the nature of borrowing (including, without limitation, any indebtedness for moneys borrowed or raised under any acceptance credit, bond, note, bill of exchange or commercial paper, finance lease, hire purchase agreement, trade bills (other than those on terms normally obtained), forward sale or purchase agreement or conditional sale agreement or other transaction having the commercial effect of a borrowing) other than:

                 (i) Inter-Group Indebtedness which is to be discharged prior to Closing;

                 (ii) moneys borrowed from third parties which are to be discharged prior to Closing;

                 (iii)    in relation to pension liabilities; and

                 (iv) trade debts incurred in the ordinary and usual course of business.

REGULATORY MATTERS

LICENCES

5.1(a) To the best knowledge of the Seller, the Company has obtained all licences, permissions, authorisations and consents required for carrying on its business the absence of which would materially affect the manner in





                                                                     Page No. 46
         which such business is now carried on but which includes all product licences, chemical/animal test certificates and all other SUI GENERIS licences anywhere in the world relating to the manufacture, sale and/or testing of any pharmaceutical by the Company.

(b) To the best knowledge of the Seller, the licences, permissions, authorisations and consents referred to in paragraph (a) are in full force and effect, are not subject to any unusual or onerous conditions and have been complied with in all respects.

(c) To the best knowledge of the Seller, there are no circumstances which indicate that any of the licences, permissions, authorisations or consents referred to in paragraph (a) will or are likely to be revoked or not renewed, in whole or in part, in the ordinary course of events (whether as a result of the acquisition of the Quotas by the Buyer or otherwise).

COMPLIANCE WITH LAWS

5.2(a) The Company has conducted its business and corporate affairs in accordance with its documents of incorporation and bye-laws and with all applicable laws and regulations (whether of Italy or any other jurisdiction).

(b) The Company is not in default of any order, decree or judgment of any court or any governmental or regulatory authority (whether of Italy or any other jurisdiction).

(c) So far as the Seller is aware, the transactions contemplated by this Agreement do not require prior clearance or filing or subsequent authorisation from any national or international authority, including (by way of example and not by way of limitation) any pharmaceutical or defence related authority.

COMPETITION AND FAIR TRADING LAWS

5.3(a) To the best knowledge of the Seller the Company is not a party to (or is concerned in) any agreement, arrangement, concerted practice or course of conduct which (i) is in breach of national or international anti-trust legislation, (ii) is in breach of national or international consumer protection or fair trading legislation (iii) falls within
         Article 85 and/or Article 86 of the Treaty of Rome; or (iv) falls within Article 53 and/or Article 54 of the Agreement on the European Economic Area; or (v) otherwise infringes the competition legislation or practice of any other jurisdiction.

(b) The Company has not received any process, notice or other communication (formal or informal) by or on behalf of any competent national or international authority having jurisdiction in competition





                                                                     Page No. 47
         matters in relation to any aspect of the business of the Company or any agreement, arrangement, concerted practice or course of conduct to which the Company is, or is alleged to be, a party.

(c) The Company is not involved in any practice or agreement as a result of which it is likely to receive any such process, notice or communication as is referred to in paragraph (b).

(d) The Company is not subject to any order or judgment given by any court or governmental or regulatory authority, or party to any undertaking or assurance given to any such court or authority, in relation to competition matters which is still in force.

THE COMPANY'S ASSETS

OWNERSHIP

6.1(a) For the purpose of this Warranty 6.1, ASSETS shall not include the Properties, to which the provisions of Part B of this Schedule shall apply.

(b) Each of the assets included in the Last Accounts of the Company or acquired by it since the Last Accounts Date (other than assets sold in the ordinary course of business) is the absolute property of the Company. Those assets are not the subject of any security interest or any assignment, equity, option, right of pre-emption, royalty, factoring arrangement, leasing or hiring agreement, hire purchase agreement, conditional sale or credit sale agreement, agreement for payment on deferred terms or any similar agreement or arrangement (or any agreement or obligation, including a conditional obligation, to create or enter into any of the foregoing) except for:

         (i) any hire or lease agreement in the ordinary course of business involving expenditure of less than Italian Lire one hundred million (ITL 100,000,000) per annum;

         (ii) title retention provisions in respect of goods and materials supplied to the Company in the ordinary course of business.

POSSESSION AND THIRD PARTY FACILITIES

6.2(a) All of the assets owned by the Company, or in respect of which the Company has a right of use, are in the possession or under the control of the Company.

(b) Where any assets are used but not owned by the Company or any facilities or services are provided to the Company by any third party, there has not occurred any event of default or any other event or





                                                                     Page No. 48
         circumstance which may entitle any third party to terminate any material agreement or licence in respect of the provision of such facilities or services (or any event or circumstance which with the giving of notice and/or the lapse of time and/or a relevant determination would constitute such an event or circumstance).

ADEQUACY OF ASSETS

6.3(a) The assets of the Company and the facilities and services to which the Company has a contractual right include all rights, properties, assets, facilities and services necessary or desirable for the carrying on of the business of the Company in the manner in which it is currently carried on.

(b) The Company does not depend in any material respect upon the use of assets owned by, or facilities or services provided by, any member of the Retained Group.

CONDITION

6.4(a)   The plant, machinery, equipment and vehicles used by the Company:

         (i) are generally in a good state of repair and have been regularly and properly maintained in accordance with appropriate technical specifications, safety regulations and the terms and conditions of any applicable agreement;

         (ii) are capable of being efficiently and properly used for the purposes for which they were acquired or are retained;

         (iii) are not dangerous, obsolete or in need of renewal or replacement.

PLANT REGISTERS

6.5 The plant registers of the Company comprise a complete and accurate record of all material plant, machinery, equipment and vehicles owned or possessed by the Company.

STOCK

6.6 The current raw materials and stock of the Company are adequate in relation to the current trading requirements of the Company; are in good undamaged and merchantable condition; and are not obsolete.

INSURANCES

6.7(a) There is set out in the Disclosure Letter a summary of the insurances maintained by or covering the Company. Such insurances are in full force and effect and, to the best knowledge of the Seller, there are no





                                                                     Page No. 49
         circumstances which might lead to any liability under such insurance being avoided by the insurers or the premiums being increased and Closing will not have the effect of terminating, or entitling any insurer to terminate, cover under any such insurance.

(b) No material claim is outstanding by the Company under any such policy of insurance and, to the best knowledge of the Seller, there are no circumstances likely to give rise to such a claim.

(c) All of the assets of the Company which are of an insurable nature have at all material times been and are at the date of this Agreement insured with reputable insurers or underwriters against fire and such other risks as are commonly insured against by companies owning assets of a similar nature.

(d) The Company has at all material times been and is insured against such risks and in such amounts as are commonly insured against by companies carrying on similar businesses including, without limitation, employers' liability, public and product liability and personal accident risks.

(e) The policies of insurance maintained by the Company contain no special or unusual terms or restrictions and the premiums payable in relation to such policies are not in excess of normal rates and no premiums are due but unpaid.

INTELLECTUAL PROPERTY RIGHTS

REGISTERED RIGHTS

7.1(a) The Disclosure Letter contains true, complete and accurate lists of all Intellectual Property Rights registered or sought to be registered in any jurisdiction which are held or beneficially owned by the Company. The Company is the sole legal owner of such Intellectual Property Rights.

(b) No act has been done or omitted to be done and no event has occurred or is likely to occur which may render any of such Intellectual Property Rights subject to revocation, compulsory licence, cancellation or amendment or may prevent the grant or registration of a valid Intellectual Property Right pursuant to a pending application.

CHARGES

7.2 The Intellectual Property Rights which are owned or otherwise used by the Company are not subject to any mortgage, charge, lien or other security interest.





                                                                     Page No. 50

INFRINGEMENT

7.3(a) To the best knowledge of the Seller, none of the operations of the Company infringes, or is likely to infringe, any rights held by any third party or involves the unauthorised use of confidential information disclosed to the Company (or any member of the Retained Group) in circumstances which might entitle a third party to make a claim against the Company.

(b) No claim has been made by any third party which alleges any infringing act or process which would fall within paragraph (a) above or which otherwise disputes the right of the Company to use any Intellectual Property Rights relating to its business and the Seller is not aware of any circumstances (including any act or omission to act) likely to give rise to such a claim.

(c) There exists no actual or threatened infringement by any third party of any Intellectual Property Rights held or used by the Company (including misuse of confidential information) or any event likely to constitute such an infringement nor has the Company (or any member of the Retained Group) acquiesced in the unauthorised use by any third party of any such Intellectual Property Rights.

EMPLOYEE CLAIMS

7.4 No claims have been made or threatened by employees or ex-employees under any statutory inventor compensation provision, or like employee compensation provision, in any jurisdiction.

INTELLECTUAL PROPERTY LICENCES

7.5(a) True and accurate details of all licences granted to or by the Company in respect of Intellectual Property Rights are set out in the Disclosure Letter including details of any limit as to time or right of termination affecting the use of the Intellectual Property Rights.

(b) The Company is not in default under any licence, sub-licence or assignment granted to it in respect of any Intellectual Property Rights used by the Company.

LOSS OF RIGHTS

7.6 No Intellectual Property Rights owned or used by the Company and no licence of Intellectual Property Rights of which the Company has the benefit will be lost, or rendered liable to any right of termination or cessation by any third party, by virtue of the acquisition by the Buyer of the Quotas.





                                                                     Page No. 51

CONFIDENTIAL INFORMATION

7.7 Where information of a confidential nature has been developed or acquired by the Company for the purposes of its business in the three (3) year period prior to the date of this Agreement, so far as the Seller is aware, such information (except insofar as it has fallen into the public domain through no fault of the Company or any member of the Retained Group) has been kept strictly confidential and has not been disclosed otherwise than subject to an obligation of confidentiality being imposed on the person to whom the information was disclosed. The Seller is not aware of any breach of such confidentiality obligations by any third party.

CONTRACTUAL MATTERS

MATERIAL CONTRACTS

8.1 The Disclosure Letter lists all material agreements and arrangements of the kinds described in this Warranty 8.1 to which the Company is a party. Except as specified in the Disclosure Letter, there is no outstanding material agreement or arrangement to which the Company is a party:

(a) which, by virtue of the acquisition of the Quotas by the Buyer or other performance of the terms of this Agreement, will result in:

         (i) any other party being relieved of any obligation or becoming entitled to exercise any right (including any right of termination or any right of pre-emption or other option); or

         (ii) the Company being in default under any such agreement or arrangement or losing any benefit, right or licence which it currently enjoys or in a liability or obligation of the Company being created or increased;

(b) which will result in the Company becoming liable for any finder's fee, brokerage or other commission in connection with the acquisition of the Quotas by the Buyer;

(c) other than in the ordinary course of business at arm's length to which any member of the Retained Group is a party or in which any member of the Retained Group (or any director of any member of the Retained Group or of the Company or any person connected with any of them ) is interested or from which any such person takes benefit, whether directly or indirectly;

(d)      entered into otherwise than by way of a bargain at arm's length;





                                                                     Page No. 52

(e) which requires (or confers any right to require) the allotment or issue of any quotas, debentures or other securities of the Company now or at any time in the future;

(f) (save for the Inter-Group Guarantees) which establishes any guarantee, indemnity, suretyship, form of comfort or support (whether or not legally binding) given by the Company in respect of the obligations or solvency of any third party;

(g) pursuant to which the Company has sold or otherwise disposed of any company or business in circumstances such that it remains subject to any liability (whether contingent or otherwise) which is not fully provided for in its Last Accounts;

(h) which, upon completion by the Company of its work or the performance of its other obligations under it, is likely to result in a loss for the Company which is not fully provided for in the Last Accounts or which involves an abnormal degree of risk;

(i) which establishes any joint venture, consortium, partnership or profit (or loss) sharing agreement or arrangement to which the Company is a party;

(j) which would enable any person not employed by the Company to enter into any contract or commitment on behalf of the Company;

(k) which involves or is likely to involve expenditure by the Company in excess of Italian Lire one billion (ITL 1,000,000,000);

(l) which establishes any agency, distributorship, manufacturing or licensing agreement or arrangement to which the Company is a party;

(m) which is a currency and/or interest rate swap agreement, asset swap, future rate or forward rate agreement, interest cap, collar and/or floor agreement or other exchange or rate protection transaction or combination thereof or any option with respect to any such transaction or any other similar transaction to which the Company is a party;

(n) which is a recognition, procedural or other agreement between the Company and any recognised independent trade union;

(o) which is a bid, tender, proposal or offer having a value or involving expenditure in excess of Italian Lire one billion (ITL 1,000,000,000) and which, if accepted, would result in the Company becoming a party to any agreement or arrangement of a kind described in sub-paragraphs
         (a) to (o) above.





                                                                     Page No. 53

DEFAULTS

8.2(a) The Company is not in default under any material agreement to which it is a party and to the best knowledge of the Seller there are no circumstances likely to give rise to any such default.

(b) No party with whom the Company has entered into any material agreement or arrangement is in default under such agreement or arrangement and to the best knowledge of the Seller there are no circumstances likely to give rise to any such default.

TRADING RELATIONSHIPS

8.3 During the twelve months preceding the date of this Agreement no significant customer of or supplier to the Company has ceased to deal with the Company or, to the best knowledge of the Seller, has indicated or intimated to Akzo or to the Seller an intention to cease to deal with the Company, either in whole or in part (a customer or supplier being regarded as significant for this purpose if it accounts for ten per cent. (10%) or greater of the annual sales of the Company).

PRINCIPAL SUPPLIERS AND CUSTOMERS

8.4 No supplier or customer (including any person connected in any way with any such supplier or customer) accounts either for more than ten per cent. (10%) of the aggregate value of all purchases or for more than ten per cent. (10%) of the aggregate value of all sales of the Company during the first six
(6) calendar months of 1994.

GRANTS

8.5 The Company has not done or agreed to do anything as a result of which, and the acquisition of the Quotas by the Buyer or other performance of the terms of this Agreement is not likely to have the result that, either:

(a) any investment or other grant or allowance paid to the Company is or will be liable to be refunded in whole or in part; or

(b) any such grant or allowance for which application has been made by the Company will not be paid or will be reduced.

LITIGATION AND INVESTIGATIONS

LITIGATION

9.1(a) Except as disclosed in the Disclosure Letter, the Company is not a plaintiff or defendant in or otherwise a party to any preliminary witness hearing, injunctions, litigation, arbitration or administrative proceedings





                                                                     Page No. 54
         which are in progress or threatened or pending by or against or concerning the Company or any of its assets.

(b) No governmental or official investigation or inquiry concerning the Company is in progress or pending.

(c) So far as the Seller is aware there are no circumstances which are likely to give rise to any such proceeding, investigation or inquiry as is referred to in paragraph (a) or paragraph (b).

DEFECTIVE PRODUCTS

9.2 The Company has not manufactured, sold or supplied any product or service which is or was or will become in any material respect faulty, defective or dangerous (unless inherently dangerous) or which does not comply in any material respect with any warranties or representations expressly or impliedly made by the Company or with all applicable laws, regulations, standards and requirements.

LABOUR AND SOCIAL SECURITY WARRANTIES

EMPLOYEES

10.1(a) All contracts of employment made by the Company are duly recorded in the appropriate books of the Company together with the aggregate remuneration payable to each employee in accordance with applicable laws and regulations. The employment of such employees is governed, as to the executives (DIRIGENTI), by the provisions of the collective bargaining agreement for executives of industrial enterprises in force as of the date hereof and by the Company's Integrative Collective Bargaining Agreement referred to in the Disclosure Letter - and, as to the other employees, by the collective bargaining agreement for the chemical industry in force as of the date hereof and by the Company's Integrative Collective Bargaining Agreement referred to in the Disclosure Letter.

(b) The Disclosure Letter sets out or refers to a list of all employees of the Company showing, by reference to appropriate grades or categories, the gross yearly remuneration payable, the length of employment, and other principal benefits which the Company is bound to provide.

(c) The Company has not entered into any arrangements regarding any future variation in any contract of service or employment in respect of, respectively, any of its directors and/or employees or any agreement imposing an obligation on the Company to increase the basis and/or rates of remuneration and/or the provision of other benefits in kind to any of its directors or employees at any future date, save, with respect to employees, the provisions of any applicable National Collective





                                                                     Page No. 55

         Bargaining Agreement of the disclosed Integrated Collective Bargaining Agreement.

(d) The Company is not a party to any oral or written employment contract (or any contract for services or consultancy with any person) having a duration for a fixed period of time or providing for termination benefits or indemnities or pensions or similar payments other than those required under applicable laws, National Collective Bargaining Agreements or in the disclosed Integrative Collective Bargaining Agreements.

(e) There are no schemes in operation by, or in relation to, the Company under which any director, executive or other employee of the Company is entitled to a commission, bonus, or remuneration determined by reference to the whole or part of the turnover, profits or sales of the Company.

(f) The Company has made all filings and taken all actions required to be made or taken under applicable social security, labour and welfare laws and regulations. All social security and welfare charges due under such laws and regulations have been fully paid or adequately reserved for in the Last Accounts.

AGREEMENTS

10.2 The Company has in relation to each of its employees (and, insofar as relevant, to each of its former employees) complied in all material respects with all statutes, regulations, national and integrative collective agreements, individual terms and conditions of employment or service, orders, agreements with third parties, and awards relevant to their conditions of service (including, for the avoidance of doubt, all obligations concerning the health and safety at work of each of its employees or former employees) or to the relations between it and its employees or any recognised trade union. The Company has maintained and has in its possession adequate and suitable records regarding the agreed service of each of its employees. There are no complaints or disputes pending or, to the best knowledge of the Seller, threatened against the Company of whatsoever nature in relation to any of its employees or former employees and there are no matters which could give rise to any such claims.

COMPLIANCE

10.3 The Company has in relation to each of its employees (and to each of its former employees):

(a) calculated and contributed to the severance pay fund (T.F.R), in accordance with applicable laws, regulations, orders, decrees and collective agreements; and





                                                                     Page No. 56

(b) complied with the terms of each contract of employment and has not dismissed (whether actually or, to the best knowledge of the Seller, constructively) any employee or former employee in breach of any such contract or any other provision of law or in a manner capable of rendering the Company liable for any claim against it by any such employee or former employee.

TERMINATION NOTICES AND OFFERS OF EMPLOYMENT

10.4(a) No executive or employee of the Company referred to in the Disclosure Letter has given notice of termination of his contract of employment or is under notice of dismissal. So far as the Seller is aware, no executive or employee of the Company intends to resign as a result of the acquisition of the Quotas by the Buyers or other performance of the terms of this Agreement.

(b) The Company has not offered employment to any person which offer remains outstanding.

REMUNERATION

10.5(a) Subject to the provisions of Italian law and the National or Integrative Collective Bargaining Agreements, neither the basis nor the rate of remuneration payable or other benefits in kind provided to directors, executives and other employees of the Company has changed since the Last Accounts Date of the Company so as to increase the aggregate annual payroll cost (including all pension, commission and like payments and all benefits in kind), and there is no arrangement regarding any future increase.

(b) The Company is not bound or accustomed to make any payments other than in respect of remuneration, or emoluments of employment, or pension benefits, to, or for the benefit of, any officer or employee of the Company.

(c) No negotiations for any increase in the remuneration or benefits of any officer or employee of the Company are current or planned to take place within six (6) months after the Closing Date.

DISPUTES

10.6(a) The Company is not involved (nor has been so involved at any time during the last five years) in any industrial or trade disputes or any dispute or negotiation with any trade union or association of trade unions or body representing the Company's employees or any material number or category of its employees other than strikes called for at national or regional levels, and the Company is not aware of any such dispute that





                                                                     Page No. 57
         may be pending or threatened, or of any present circumstances which may give rise to any such dispute.

(b) No material dispute has arisen within the last five (5) years between the Company and any of its employees and, so far as the Seller is aware, there are no present circumstances which are likely to give rise to any such disputes.

(c) The Company is not involved (nor has been so involved at any time during the last five years) in any claim by any employees or ex-employees which relates to harm or alleged harm caused to that person by exposure to hazardous material or to an unsafe working environment during the period of his employment with the Company prior to the Completion Date.

TERMINATION INDEMNITY AND OUTSTANDING LIABILITIES

10.7 The Company has duly accrued any termination indemnity due to any or all its executives (dirigenti) and, employees up to the date of execution of this Agreement. The Last Accounts carefully reflect such accruals as of the Last Accounts Date. Furthermore, except to the extent to which provisions or allowances have been made in the Last Accounts:

(a) no outstanding liability has been incurred by the Company for breach of any contract of employment, for services, redundancy payments, protective awards, compensation for wrongful dismissal or unfair dismissal or for failure to comply with any order for the reinstatement or re-engagement of any employee or for any other liability accruing from the performance or termination of any contract of employment or for service;

(b) save as required by law and by the mentioned National and Integrative Collective Bargaining Agreements, no gratuitous payment has been made or benefit given (or promised to be made or given) by the Company in connection with the actual or proposed termination or suspension of employment, or variation of any contract of employment, of any present or former executive, manager or employee of the Company.

REDUNDANCIES

10.8 Within the period of one (1) year preceding the date of this Agreement, the Company has not:

(a) given notice of any redundancies to any competent trade unions or to the relevant Italian authority or started consultations with any such body;

(b) failed to comply with any duty to inform and consult any trade union under Italian employment legislation.





                                                                     Page No. 58

AGENTS AND INTERMEDIARIES

10.9 There are no amounts owing by the Company to any present or former commercial agent, distributor or intermediary of any kind of the Company other than and to the extent provided for in the Closing Accounts in accordance with the applicable laws, regulations and collective or individual agreements.

RECOGNISED UNIONS

10.10 The Disclosure Letter lists all trade unions recognised by the Company in relation to its executives and employees.

PENSION WARRANTIES

11.1 The Company has duly and timely paid or adequately reserved for in the Last Accounts any and all pension charges due with respect to any past or present executive or employee of the Company.

11.2 The Company has at all time made all filings and taken all actions required to be made or taken under all applicable pension laws and regulations.

11.3 The Company has not been a party to any agreement, arrangement or understanding (whether contractual or otherwise) for the provision by the Company of any relevant benefit under any pension scheme, other than those compulsory under the law, for any past or present director, executive or employee, in connection with which the Company is or may become liable to make any payment.

11.4 There are no complaints or disputes pending or threatened against the Company by INPS or by any other applicable pension fund or by the Company's past or present employees or executives with respect to pension matters.

INSOLVENCY ETC.

12.1 The Company has not been party to any transaction with any third party or parties which, it knew or had reasonable grounds to believe constituted or was likely to constitute (in whole or in part) a transaction at an undervalue, a preference, an invalid floating charge or an extortionate credit transaction or part of a general assignment of debts, according to the relevant provisions of national or international law.

12.2 All charges in favour of the Company required to be registered in order to comply with any relevant provisions of law have been so registered.

12.3 To the best knowledge of the Seller no person who now is, or who at any time within the last three years was, a director or officer of the Company is,





                                                                     Page No. 59
or at any material time was, subject to any disqualification order under relevant provisions of law.

12.4 To the best knowledge of the Seller, no circumstances exist which are likely to give rise to the occurrence of any events or circumstances described in Warranties 12.1 to 12.3 if the Warranties were to be repeated at any time on or before Closing.





                                                                     Page No. 60

PART B: PROPERTY WARRANTIES

1.       GENERAL

(a)      The Data Room Index contains a complete list of the Properties.

(b) The Warranties in respect of the Properties set out herein are given in respect of other than non-material Properties.

2.       POSSESSION

(a) Save as mentioned in the Disclosure Letter, there are no leaseholds, tenancies, usufructory rights, easements or other rights affecting any of the Properties nor is there any agreement to grant the same.

(b) The Company is in possession of the whole of each of the Properties, none of which is vacant, and no other person is in or entitled to occupation of any of the Properties.

3.       TITLE

(a) The Company, directly or indirectly, has a good and marketable title to each of the Properties and all relevant deeds and documents are in the possession or under the control of the Seller or the Company (except for those properties subject to the mortgages or charges referred to in the Disclosure Letter, in which case they are held by the first mortgagees or chargees therein mentioned).

(b) No person has or claims a lien over any of the Properties or any relevant deeds or documents.

(c) Title to all the Properties is duly registered with unencumbered title at the Land Registry Office, free from any inhibition or notice and there exists no unregistered title to any Property.

4.       ADVERSE INTERESTS

Except as specified in the Disclosure letter, the Properties are free from any:

(a)      security interest, option or right of pre-emption;

(b)      interest that could in any way override the interest of the owner;

(c) easement, right, privilege, restriction or encumbrance (including any arising under statute or any statutory power);

(d) right of occupation or enjoyment by any third party or the public, nor is any such right being acquired;





                                                                     Page No. 61
and there is no agreement to create any of the foregoing.

5.       EASEMENTS ETC.

(a) The Company has the benefit of all easements, rights of way and for drainage and the supply of services required for the present use of the Company and for any use for which they have been valued in the Last Accounts.

(b) All such rights and all rights of light, air and support are unconditional and perpetual and are enjoyed as of right.

(c) The Properties enjoy rights of access and egress over roads which have been adopted and are maintainable at public expense, with no outstanding or anticipated liability for road charges.

(d) With the exception of the sewers on the Paullo Site which are owned, operated and maintained by the Company, the Properties drain into public sewers and are served by mains water, electricity, steam and gas utilities.

(e) No additional rights are necessary in order to permit the Company to enter any adjoining land to gain access to the Properties or to comply with fire regulations or any statutory requirement or to repair or maintain any building or erection on the Properties.

6.       OUTGOINGS


(a) The Properties are not subject to the payment of any outgoings other than the usual rates and taxes and, in the case of leaseholds, the rent and other outgoings (if any) specified in the Disclosure Letter.

(b) There is no outstanding liability for any rent, rates or taxes in respect of any of the Properties.

7.       FIXTURES AND FITTINGS

All fixtures, fittings, plant and equipment at the Properties are the absolute property of the Seller or the Company free from any encumbrance, except as disclosed in the Disclosure Letter.

8.       DISPUTES

There are no current, contingent or anticipated notices, actions, disputes, complaints, liabilities, claims or demands relating to or in respect of the Properties or their use, nor are there any circumstances rendering any of the foregoing likely.





                                                                     Page No. 62

9.       PLANNING AND RELATED MATTERS

(a) The Properties and all uses of and developments on the Properties comply with all town and country planning legislation and any legislation intended to control or regulate the construction, demolition, alteration or use of land or buildings or to preserve or protect the national heritage and any orders, regulations, consents or permissions made or granted under any of the same (PLANNING LEGISLATION). No petition to or filing with any Public Administration is required, nor any expense or cost shall be due in relation to the Properties under the new Planning Amnesty legislation enacted by D.L. 26th July 1994 n.486 (G.U 28th July 1994 n.175).

(b) No planning permission in respect of any of the Properties is for a limited period or personal, and there are no other unusual or onerous planning conditions.

(c) All planning legislation and planning conditions in respect of any of the Properties have been complied with to date, and there is no reason why the same should not continue to be complied with.

(d) The Properties are currently used only for the purposes specified in the Disclosure Letter which are the permitted uses under planning legislation.

(e) There is no agreement or decision, actual or pending, affecting any of the Properties under any national planning or local governmental legislation or any legislation of a similar nature.

(f) There is no agreement with any local planning or other public authority entered into by the Company or which may be binding upon or enforceable against the Company or any person who is a successor in title of or who derives title from or under the original contracting party.

10.      COMPULSORY ACQUISITION

There is no resolution or proposal for the compulsory acquisition of the Properties or any means of access thereto or egress therefrom.

11.      BREACH OF COVENANT

(a) So far as the Seller is aware none of the Seller or the Company is in breach of any easement, restriction, stipulation or other obligation affecting any of the Properties, or the employment or health or safety of staff at, or conduct of the businesses of the Company upon, the Properties, nor has any breach been committed by any person in occupation of or deriving title under the Company to any of the Properties for which the Company could be actually or contingently liable.





                                                                     Page No. 63

(b) There is no reason why any of such easements, restrictions, stipulations and other obligations should not continue to be complied with.

12.      CONTINGENT LIABILITIES

The Company is not actually or contingently liable as an original contracting party to, or as guarantor of any party to, or otherwise contractually liable in respect of, any lease or leasehold property or licence connected therewith other than the leases of the Properties referred to in the Disclosure Letter.

13.      STATE OF PROPERTIES

(a) The Company has not received any adverse surveyors', engineers' or other professional report in respect of any of the Properties.

(b) The buildings and other structures on the Properties (including the Buildings) are in good and substantial repair and fit for the purposes for which they are presently used.

(c) There is no material defect, whether latent, inherent or otherwise in the construction or condition of any of the Properties.

(d) None of the Properties is affected by past or present or, to the best knowledge of the Seller, currently contemplated mining activity or pipeline operations.

14.      LEASEHOLD PROPERTIES

14.1     In relation to such of the Properties as are leasehold:

(a) all covenants, conditions and agreements contained in the relevant leases, on the part of the landlord and the tenant, have been complied with;

(b) there has been no complaint alleging any breach or any refusal to accept rent;

(c)      no rent is or should be currently under review;

(d) there are no current possession notices or proceedings given or received by the Company in its capacity as landlord or tenant, nor are any such proceedings pending;

(e) none of the leases, other than leases at a full market rent, contains any provision for forfeiture on insolvency or liquidation or any prohibition against or requirement to obtain landlord's consent for charging or assignment;

(f) none of the leases requires the tenant to offer to surrender the same before or as a pre-condition of an assignment or under-letting or contains





                                                                     Page No. 64
         requirements to be satisfied on a change of ownership of the share capital or control of the tenant;

(g) the title of any landlord to grant any lease in relation to the Properties and all superior titles have been investigated on behalf of the Company and found to be satisfactory, and any consents required for the granting of the lease were duly obtained.

14.2 None of the Properties is let or occupied otherwise than by the Company.

15.      BUILDINGS

The Company has a good and marketable legal title to all the buildings and no third party has acquired any right of ownership or other right in respect of any of the buildings.

16.      INSURANCE


(a) All of the Properties have been at all material times and at the date hereof are covered by policies of insurance with reputable insurers or underwriters against fire and such other risks as are commonly insured against by companies owning assets of a similar nature.

(b) No claim is outstanding by the Company under any such policy of insurance and to the best knowledge of the Seller, there are no circumstances likely to give rise to such a claim.





                                                                     Page No. 65

                        PART C: ENVIRONMENTAL WARRANTIES

1.       ENVIRONMENTAL PERMITS

(a) The Company has all Environmental Permits and each such Environmental Permit is in full force and effect.

(b) No proceeding or other action of whatever nature is pending, or is threatened or is under consideration seeking the suspension, revocation, variation, limitation of or otherwise relating to any Environmental Permit;

(c) There are no facts or circumstances which will or are likely to result in any Environmental Permit being suspended, revoked, varied or limited or which may prejudice its renewal.

(d) No appeals are pending or being contemplated in respect of the refusal of or conditions contained in any Environmental Permit or any action taken in respect of any Environmental Permit.

(e) No Environmental Permit is non-transferrable or requires consent, notification or other action to remain in full force and effect following Closing.

(f) Neither the Seller nor the Company has any reason to believe that those Environmental Permits which have not yet been granted and are pending will not be granted within a reasonable period of time and on terms which a reasonable operator would regard as not being unduly onerous.

2.       COMPLIANCE WITH ENVIRONMENTAL PERMITS AND ENVIRONMENTAL LAWS

(a) The Company has always complied in all material respects with the Environmental Permits and Applicable Laws as and when in existence from time to time and the existence and use of all the Properties and the machinery and other property employed in the conduct of the business of the Company has been and is, in all material respects, in accordance with the Environmental Permits and Applicable Laws.

(b) No notice, notification, demand, request for information, citation, summons, complaint or order has been received, and to the best knowledge of the Seller during the period of five (5) years before the Closing Date, no complaint has been made, no penalty has been assessed and no investigation or review is pending or is threatened, by any governmental entity or other person with respect to:

                 (i) any alleged violation by the Company of any Applicable Law including the failure by the Company to report to the proper





                                                                     Page No. 66
                          governmental entity or authority, or any local authority, the occurrence of any event which is required to be so reported by any Applicable Law; or

                 (ii) any alleged failure by the Company to have or to operate in compliance with any Environmental Permit; or

                 (iii)    any Environmental Matter.

(c) There are in relation to the business of the Company and the Properties no past or present events, conditions, circumstances, activities, practices, incidents, actions or proposals which may interfere with or prevent compliance with any Applicable Law or Environmental Permit.

3.       ENVIRONMENTAL AUDIT

Neither the business of the Company nor any of the Properties has been the subject of any environmental audit or review save as has been fully disclosed to the Buyer in the Disclosure Letter.





                                                                     Page No. 67

                            PART D:  TAX WARRANTIES

DEFINITIONS

1.       In this Part D of Schedule 2:

EVENT includes (without limitation) the death or the winding up or dissolution of any person, and any act, transaction or omission whatsoever, and any reference to an event occurring on or before a particular date shall include events which for tax purposes are deemed to have, or are treated or regarded as having, occurred on or before that date;

RELIEF includes, unless the context otherwise requires, any allowance, credit, deduction, exemption or set-off in respect of any tax or relevant to the computation of any income, profits or gains for the purposes of any tax, or any other saving of tax, and:


(a) any reference to the use or set off of relief shall be construed accordingly and shall include use or set off in part; and

(b) any reference to the loss of a relief shall include the absence or non-existence of any such relief, or to such relief being available only in a reduced amount;

TAX LIABILITY means both:

(a) a liability of the Company to make or suffer an actual payment of tax (or an amount in respect of tax including fines, penalties and interest); and

(b) the use, set off or loss of any relief or right to repayment of tax by the Company;

and in case of a tax liability within subparagraph (b) the amount of the tax liability shall be the actual payment of tax which would have been required to be made but for the event within subparagraph (b).

LAST ACCOUNTS

2.1 All tax liabilities whether actual, deferred, contingent or disputed of the Company as of 31st December 1993 are fully provided for in the Last Accounts. The Company will not be subject to any tax liability on account of any transaction or event occurring or deemed to occur on or at any time before Closing, nor to any tax liability arising after Closing owing to an adjustment or change imposed by any tax authority to the treatment for taxation of any transaction or event occurring or deemed to occur on or at any time before Closing otherwise than by reason of a voluntary act or omission of the Company which is not in the ordinary course of its business and which is not fully provided for in the Closing Accounts. No relief taken into account in





                                                                     Page No. 68
computing or eliminating any provision for deferred tax in the Last Accounts has been or could be prejudiced by any event occurring or occurred after the Last Accounts Date. All other warranties relating to specific tax matters set out in this Schedule are made without prejudice to the generality of this paragraph.

CONTINUING COMMITMENTS

2.2 All sums payable under any obligation incurred by the Company prior to Completion and which will continue to bind the Company after Completion have been and will continue to be deductible for tax purposes, either in computing the profits of the Company or in computing the tax chargeable on the Company and such sums payable by the Company shall include, without limitation, all remuneration and other sums (including any payments made directly or indirectly in consideration or in consequence of, or otherwise in connection with, the termination of the holding of any office or employment) paid or payable and all benefits provided or agreed to be provided to employees of the Company and all interest, rent, royalties, annuities and other annual payments paid or payable by the Company under any loan agreement, lease, contract, covenant or other commitment or arrangement.

RETURNS, DISPUTES, INVESTIGATIONS

2.3 The Company has duly made all returns, given all notices and supplied all other information required to be supplied to the tax authorities or to any other governmental or local authority (including any governmental authority of a foreign jurisdiction) and such returns reflect accurately all liability for taxes of the Company for the periods covered thereby; originals of all such filings are maintained at the company's premises, all such information was and remains complete and accurate in all material respects and were made on the proper basis and do not, nor are they likely to, reveal any transactions which may be the subject of any dispute with the appropriate authorities and the Company is not, and has not been in the last six (6) years, the subject of a back-duty investigation and there are no facts which are likely to cause such an investigation to be instituted.

CLEARANCES

2.4 All clearances obtained by the Company have been properly obtained and all information supplied to the appropriate authority in connection with such clearances was complete and accurate in all respect and any transaction for which such clearance was obtained has been carried out only in accordance with the terms of the clearance given therefore and the application on which the clearance was based.





                                                                     Page No. 69

TAX ADJUSTMENTS

2.5 All tax adjustments are correctly accounted for in the Company's Accounts and any deficiencies resulting from such adjustments have been paid or settled.

WITHHOLDINGS

2.6 The Company has withheld all taxes required to be withheld by it and has paid the amounts so withheld, in accordance with the applicable laws and legislations.

EMPLOYMENT

3.1 The reserves for taxes and payroll-related withholdings and assessments reflected in the Account are sufficient for the payment of all the Company's taxes, whether challenged or unchallenged, and all payroll-related withholdings and assessments. There are no agreements to which the Company is a party providing for any extension of time for the assessment or payment of any taxes or payroll-related withholdings or assessments.

3.2 All social security, pension or health insurance contributions and sums payable to INPS, INPDAI, INAM, INAIL and any other agency (including, for the avoidance of doubt, any sums payable in respect of benefits provided to the Company's employees) due and payable by the Company up to the date hereof have been paid and the Company has made all such deductions and retentions as should have been made under all the applicable statutory provisions and regulations.

VALUE ADDED TAX

4.1 For the purposes of this section 4 the expression "VAT" means value added tax or any similar sales or turnover tax of any relevant jurisdiction, and "VAT legislation" means any relevant enactments in relation to VAT and all notices, provisions and conditions made or issued thereunder including the terms of any agreement reached with any relevant tax authority, and any concession referred to in the Disclosure Letter.

4.2      In relation to the Company:

(a) it is registered for the purposes of VAT, has been so registered at all times that it has been required to be registered by VAT legislation, and such registration is not subject to any conditions imposed by or agreed with the relevant tax authority;

(b) it has complied fully with and observed in all material respects the terms of VAT legislation;





                                                                     Page No. 70

(c) it has maintained and obtained at all times complete, correct and up-to-date records, invoices and other documents (as the case may be) appropriate or requisite for the purposes of VAT legislation and has preserved such records, invoices and other documents in such form and for such periods as are required by VAT legislation;

(d)      it obtains credit for all input tax paid or suffered by it;

(e) it is not and has not been treated, if applicable, as a member of a group for the purposes of VAT legislation, and has not applied for such treatment; and

(f) it is not and has not been subject under VAT legislation to any penalty, fine or surcharge, or any warning or notice which could (whether with or without other events) lead to the imposition of any penalty, fine or surcharge, and has not been required to give any security as a condition of making supplies for the purposes of VAT.

4.3 Since the Last Accounts Date all VAT, import duty and other taxes or charges payable upon the importation of goods or services and all excise duties payable in respect of any assets (including trading stock) imported or owned by the Company have been paid in full.

TRANSFER PRICING

5. All transactions between the Company and any current or past member of the Retained Group have been and are on fully arm's length terms. There are no circumstances which could cause any tax authority to make any adjustment for tax purposes to the terms on which any such transaction is treated as taking place, and no such adjustment has been made or attempted in fact.

COMPANY RESIDENCE

6. The Company is and has at all times been resident for tax purposes in its place of incorporation and is not and has not been treated as resident in any other jurisdiction for any tax purpose (including any double taxation arrangement).

EXCHANGE CONTROL

7. The Company has timely and duly complied with any Italian Exchange Control Regulations.





                                                                     Page No. 71

                                   SCHEDULE 3

                                CLOSING ACCOUNTS

1.       GENERAL REQUIREMENTS

         The Closing Accounts shall:

(a)      be prepared as at the Closing Date;

(b)      state the assets and liabilities of the Company;

(c) (except as otherwise specifically provided in this Schedule) be prepared in accordance with the generally accepted accounting principles in Italy (as drawn up by the National Counsil of Dottori Commercialisti) and with generally accepted financial reporting standards in Italy and on a basis consistent with that applied in the preparation of the Balance Sheet and, where relevant, consistent with the following guidelines which have been in use by the Company for the calculation of balances in key working capital accounts:

         A.      Stocks (Inventory)

         (i) All quantities on hand to be confirmed by physical count on the Closing Date of all items, whether saleable or not. Both parties have the right to observe the count to ensure it is conducted satisfactorily.

         (ii) The value of the stocks at Standard will be determined by multiplying the quantity counted by the Standard Cost.

         (iii) If there have been manufacturing variances from Standard, the value in (ii) above will be adjusted to include that portion of such variances to the quantities on hand at Closing Date.

         (iv) From the list of material identified in the physical count the value of the following items will be deducted from the value calculated in (iii):

                 (aa) any item not meeting specifications or unsaleable or unusable for any other reason;

                 (bb) any item manufactured more than one year prior to the Closing Date;

                 (cc) any quantity of any item in excess of sales in the prior twelve months. An exception to this would be an item offered for sale for the first time in the last twelve months,





                                                                     Page No. 72
                          in which case the basis will be the forecasted sale in the next twelve months.

         (v) If material identified in (iv) cannot be reworked in the plant at reasonable cost in less than one year, a reserve will be booked for the disposal of the material.

         B.      ACCOUNTS RECEIVABLES

         Accounts Receivable will represent all accounts due from customers for goods or services rendered on the last day of the month prior to the Closing Date. This amount will be reduced by:

         (i) any amounts due from any customer in bankruptcy or in liquidation or otherwise not able to pay;

         (ii) any amount for which an agreement has been made to issue a credit for any reason;

         (iii) any amount more than 60 days past due date, except for amounts due from Sales Companies; and

         (iv) any payments received between the last day of the month prior to the Closing Date and the Closing Date in payment of any of the accounts referred to above.

         This amount shall be increased by:

         (aa) all invoices issued since the first day of the month of the Closing Date for which payment has not been received; and

         (bb) the sales value of any goods or services rendered since the first day of the month of the Closing Date through to the Closing Date which have not been included in (aa) above.

         C.      ACCOUNTS PAYABLE

         Accounts Payable will include all amounts for goods or services which have been received and invoices received from a supplier of the goods or services less any amount for which the supplier has agreed to allow a credit as of the Closing Date.

(d)      be prepared in the format set out in paragraph 2 below;

(e) not re-appraise the value of any of the assets of the Company as a result of the change in ownership of the quota capital of the Company (or any changes in the business of the Company since the Closing Date following such change in ownership).





                                                                     Page No. 73

2.       FORMAT
                        CLOSING ACCOUNTS WORKING CAPITAL

         OPERATING ASSETS                                   PROFARMACO
         Advances to Suppliers
         Accounts Receivable
         Notes Receivable
         Prepaid Expenses
         Miscellaneous Trade Receivables
         Inventories
         Inter-Acquired Group Receivables
         Inter-Retained Group Receivables
         Tax Receivable
                                                            ----------

                                                            ==========

         OPERATING LIABILITIES
         Advances from Customers
         Accounts Payable
         Notes Payable
         Accrued Expenses
         Miscellaneous Trade Payables
         Inter-Acquired Group Payables
         Inter-Retained Group Payables
         Current Tax Payable
                                                            ----------

                                                            ==========

         WORKING CAPITAL
                                                            ==========

         CLOSING CASH

         CLOSING BORROWINGS





                                                                     Page No. 74

3.       PROVISIONAL CLOSING ACCOUNTS

The Provisional Closing Accounts shall be prepared as at the last Business Day of the month preceding the month in which the Closing Date occurs on the same basis as that set out in paragraph 1 above for the Closing Accounts and in the following format:

                    PROVISIONAL WORKING CAPITAL CALCULATION

         OPERATING ASSETS                                   PROFARMACO
         Advances to Suppliers
         Accounts Receivable
         Notes Receivable
         Prepaid Expenses
         Miscellaneous Trade Receivables
         Inventories
         Inter-Acquired Group Receivables
         Inter-Retained Group Receivables
         Tax Receivable

                                                            ----------

         OPERATING LIABILITIES                              ==========
         Advances from Customers
         Accounts Payable
         Notes Payable
         Accrued Expenses
         Miscellaneous Trade Payables
         Inter-Acquired Group Payables
         Inter-Retained Group Payables
         Current Tax Payable


         WORKING CAPITAL                                    ----------

                                                            ==========
         PROVISIONAL CLOSING CASH
         PROVISIONAL CLOSING BORROWINGS




                                                                     Page No. 75

                                   SCHEDULE 4

                                 BALANCE SHEET

                  31 DECEMBER 1993 WORKING CAPITAL CALCULATION

                                 (Lira Million)

         OPERATING ASSETS                                   PROFARMACO
         Advances to Suppliers                                   106
         Accounts Receivable                                   7,891
         Notes Receivable                                          -
         Prepaid Expenses                                      3,675
         Miscellaneous Trade Receivables                       4,062
         Inventories                                          16,961
         Inter-Acquired Group Receivables                          -
         Inter-Retained Group Receivables                        453
         Tax Receivable                                          317
                                                              ------
                                                              33,465
                                                              ======

         OPERATING LIABILITIES
         Advances from Customers                                   -
         Accounts Payable                                      5,366
         Notes Payable                                             -
         Accrued Expenses                                      1,429
         Miscellaneous Trade Payables                          1,634
         Inter-Acquired Group Payables                             -
         Inter-Retained Group Payables                            63
         Current Tax Payable                                   1,306
                                                              ------
                                                               9,798
                                                              ======

         WORKING CAPITAL                                      23,667
                                                              ======





                                                                     Page No. 76

                                   SCHEDULE 5

                                DEED OF TRANSFER

Akzo Nobel A.B., a corporation organized and existing under the laws of Sweden, having its principal office at ____________ represented by its _____________ and legal representative _________________ (AKZO NOBEL) hereby offers to sell to _____ _____ _____, a corporation organized and existing under the laws of _____________, having its principal office at _____________ represented by its
______________ and legal representative ______________ (CAMBREX) and Cambrex hereby accepts to purchase from Akzo Nobel, a quota of the corporate capital of Profarmaco Nobel s.r.l., a corporation organized and existing under the laws of Italy, having its principal office at Milan (Italy), via Cucchiari 17, fiscal code n. 01580770244, V.A.T. number 09745170150, of nominal value of Lire 41,000,000,000, representing the whole of the corporate capital of the latter, for the price of _________________.

(Date & Place)

Akzo Nobel A.B.
________________________

________________________

(_________________)

________________________

________________________





                                                                     Page No. 77

                                   SCHEDULE 6

                               THE BANK ACCOUNTS

PROFARMACO                                  BRANCH                        C/C N.       ABI      CAB      CIN         SWIFT
- - ----------                                  ------                        ------       ---      ---      ---         -----
Banca commerciale IT                        Certosa       ITL          5848763/01/40   2002     1633      W        BCITITMM343
Banca Commerciale IT                        Certosa       US$           5848763/5897   2002     1633      W        BCITITMM343
Banca Commerciale IT                        Certosa       DM            5848763/5594   2002     1633      W        BCITITMM343
Banca Popolare Sondrio                         7          ITL                2888/43   5696     1606      C        POSOIT22MIL
Banca Nazionale Lavoro                        13          ITL                   4297   1005     1613      G        BNLIITRAMNO
Banca Nazionale Lavoro                        13          US$                 817314   1004     1613      G        BNLIITRAMNO
Banca Nazionale Lavoro                        13          DM                  823629   1005     `1613     G        BNLIITRAMNO
Banca Nazionale Agricolt                       8          ITL                10102/K   3328     1608      Q        NAGRITMM
Instituto San Paolo Torino                     3          ITL                  18208   1025     1603      L        IBSPITTM353
Istituto San Paolo Torino                      3          US$                9316294   1025     1603      L        IBSPITTM353
Istituto San Paolo Torino                      3          DM                 9316295   1025     1063      L        IBSPITTM353
Banca Popolare Novara                          7          ITL                   9314   5608     1607      M        NVRBIT2NA040





                                                                     Page No. 78

                                   SCHEDULE 7

                             CLOSING EXCHANGE RATE

The spot U.S. Dollar to Dutch Guilder, Italian Lire and Swedish Krona exchange rates shall be those determined as the ask rates derived from Reuters pages NLG=, ITL= and SEK= respectively, by Warburgs at 9.00am (London time) on the Business Day immediately preceding the Closing Date. The respective cross rates shall be determined by Warburgs from the rates specified above.





                                                                     Page No. 79

                                   SCHEDULE 8

                                   DIRECTORS



Olle Stenborg Pettersson
Giampiero Accinelli





                                                                     Page No. 80

                                   SCHEDULE 9

                                 KEY EMPLOYEES

Fulvio Piselli
Maurizio Bogni
Maurizio Lovezzi
Paolo Russolo





                                                                     Page No. 81

SIGNED by                 )
for and on behalf of      )
AKZO NOBEL A.B.           )
in the presence of:       )




SIGNED by                 )
for and on behalf of      )
AKZO NOBEL N.V.           )
in the presence of:       )



SIGNED by                 )
for and on behalf of      )
CAMBREX CORPORATION       )
in the presence of:       )





                                                                     Page No. 82